UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Berkshire Hills Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
N/A
(2) Aggregate number of securities to which transaction applies:
N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
(4) Proposed maximum aggregate value of transaction:
N/A
(5) Total fee paid:
N/A
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
N/A
(2) Form, Schedule or Registration Statement No.:
N/A
(3) Filing Party:
N/A
(4) Date Filed:
N/A

March 24, 2016

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Berkshire Hills Bancorp, Inc. to be held at:

The Crowne Plaza Hotel

One West Street

Pittsfield, Massachusetts 01201

Thursday, May 5, 2016

10:00 a.m., Eastern time

The attached notice of annual meeting describes the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet, which will reduce printing and postage costs.  You may read, print and download our 2016 Annual Report to Shareholders and our proxy statement at www.proxyvote.com (or through the Investor Relations tab of our website at www.berkshirebank.com). On March 24, 2016, we mailed our shareholders a notice containing instructions on how to access these proxy materials and how to vote their shares. The notice provides instructions on how you can request a paper copy of these proxy materials and a proxy card.  If you previously requested your proxy materials via email, the email will contain voting instructions and links to the materials on the Internet.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. You may vote your shares electronically on the Internet, by telephone, by regular mail or in person at the annual meeting. To access your proxy materials and vote online, please visit www.proxyvote.com and follow the on-screen instructions. The notice provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call 1-800-690-6903 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided in the notice. Finally, you may vote in person at the annual meeting, even if you have previously voted.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposals to be presented at the annual meeting.

Sincerely,

/s/ Michael P. Daly	/s/ William J. Ryan
Michael P. Daly	William J. Ryan
President and Chief Executive Officer	Chairman of the Board of Directors

24 NORTH STREET

PITTSFIELD, MASSACHUSETTS 01201

(413) 443-5601

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Eastern time, on Thursday, May 5, 2016

PLACE	The Crowne Plaza Hotel One West Street Pittsfield, Massachusetts 01201

ITEMS OF BUSINESS	(1)	To elect five directors to serve for a term of three years.

	(2)	To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement.

	(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016.

	(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	Shareholders as of the close of business on the record date, March 10, 2016, are entitled to one vote for each share of common stock held at that time.

VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares electronically on the Internet, by telephone, by regular mail or in person at the annual meeting. To access your proxy materials and vote online, please visit www.proxyvote.com and follow the on-screen instructions. The notice previously provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call 1-800-690-6903 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided in the notice. Finally, you may vote in person at the annual meeting, even if you have previously voted.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposals to be presented at the annual meeting.

/s/ Wm. Gordon Prescott
Wm. Gordon Prescott, Corporate Secretary March 24, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2016 — BERKSHIRE HILLS BANCORP, INC.’S 2016 PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE EACH AVAILABLE AT WWW.PROXYVOTE.COM.

Berkshire Hills Bancorp, Inc.

Proxy Statement

Berkshire Hills Bancorp, Inc.

Proxy Statement

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Berkshire Hills Bancorp, Inc. for the 2016 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Berkshire Hills Bancorp, Inc. as “Berkshire Hills,” the “Company,” “Berkshire,” “we,” “our” or “us.” Berkshire Hills is the holding company for Berkshire Bank and Berkshire Insurance Group, Inc. In this proxy statement, we may also refer to Berkshire Bank as the “Bank.”

We are holding the 2016 Annual Meeting at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts on Thursday, May 5, 2016 at 10:00 a.m., Eastern time. We are mailing a notice of the annual meeting to shareholders of record beginning on or about March 24, 2016.

Information About Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of Berkshire Hills common stock that you owned as of the close of business on March 10, 2016. As of the close of business on March 10, 2016, a total of 31,037,867 shares of Company common stock was outstanding. Each share of common stock has one vote.

The Company’s Certificate of Incorporation provides that a record owner of the Company’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit. To our knowledge, there are no such record owners as of March 10, 2016.

Ownership of Shares; Attending the Meeting

You may own shares of Berkshire Hills in one of the following ways:

•                  Directly in your name as the shareholder of record;

•                  Indirectly through a broker, bank or other holder of record in “street name”; or

•                  Indirectly in the Berkshire Hills Bancorp, Inc. Stock Fund of our 401(k) Plan, or through the trust that holds restricted stock awards issued to directors and employees under our equity plans.

If your shares are registered directly in your name, you are the holder of record of these shares. As the holder of record, you have the right to give your proxy directly to us, either through voting by mail, the Internet, or telephone, or to vote in person at the meeting. If you wish to vote at the meeting, you will need to bring proof of identity.

If you hold your shares indirectly in street name, your broker, bank or other nominee is the holder of record and you are the beneficial owner of the shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote by filling out a voting instruction form. Your broker, bank or other nominee may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your broker, bank or other nominee.

If you hold your shares indirectly in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, shareholders will elect five directors to each serve a term of three years.  In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the five nominees receiving the greatest number of votes will be elected. However, if a director is elected by a plurality but less than a majority of the votes cast for such director, such director must submit his or her resignation to the Board of Directors, which resignation may then be accepted or rejected by the Board following a review by the Corporate Governance/Nominating Committee.

In voting on the non-binding proposal to give advisory approval of our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required.  While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016, the affirmative vote of a majority of the votes cast at the annual meeting is required.

Routine and Non-Routine Proposals. Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The New York Stock Exchange (“NYSE”) allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the ratification of our independent auditors (Item 3) as a routine matter. Your broker, therefore, may vote your shares in its discretion on this routine matter if you do not instruct your broker how to vote on it. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. The NYSE no longer considers the election of directors or compensation matters to be routine (Items 1 and 2). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors and the Company’s executive compensation, unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to these non-routine matters is counted.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting. A broker non-vote occurs when a broker returns a proxy to the Company and the proxy reflects a vote on routine Company proposals but does not reflect a vote on non-routine Company proposals. Broker non-votes will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposals to give advisory approval of our executive compensation and to ratify the selection of the independent registered public accounting firm, we will not count abstentions or broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Solicitation of Proxies. The Company will bear the entire cost of soliciting proxies from you. In addition, we will request that banks, brokers and other holders of record send notice of the annual meeting to the beneficial owners of Berkshire Hills Bancorp, Inc. common stock and secure their voting instructions, if necessary.

How to Vote

We are making our proxy materials available to our shareholders on the Internet. You may read, print and download our 2016 Annual Report to Shareholders and our proxy statement at www.proxyvote.com or through the Investor Relations tab of our website at www.berkshirebank.com. On March 24, 2016, we mailed a notice to shareholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by email.  The deadline to request a printed copy of the materials is April 25, 2016.

You may vote your shares by Internet, by telephone, by regular mail or in person at the annual meeting. Each of these voting options is described in the notice or in the proxy materials. You should vote using the Internet or telephone voting options — or request, complete and return a paper proxy card — in order to ensure that your vote is counted at the annual meeting, or at any adjournment of the annual meeting, regardless of whether you plan to attend. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted “FOR” the election of each of the director nominees named in this proxy statement, “FOR” the advisory, non-binding resolution to approve our executive compensation as described in this proxy statement, and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

To access your proxy materials and vote online, please visit www.proxyvote.com and follow the on-screen instructions. The notice previously provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call 1-800-690-6903 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided in the notice. Finally, you may vote in person at the annual meeting.

If you hold your shares indirectly in street name, your broker, bank or other nominee is the holder of record and you are the beneficial owner of the shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote by filling out a voting instruction form. Your broker, bank or other nominee may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your broker, bank or other nominee.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named as proxies will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided such new meeting occurs within 30 days of the annual meeting and you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy. You may advise the Company’s Corporate Secretary of your revocation in writing to Berkshire Hills Bancorp, Inc. at 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202, care of Wm. Gordon Prescott, Corporate Secretary.

Holders of Non-Vested Restricted Stock Awards

If you have been granted a restricted stock award under the 2011 Equity Incentive Plan, or 2013 Equity Incentive Plan (collectively referred to as the “Equity Plan”), you have received a notice containing instructions on how to access these proxy materials and how to vote your unvested shares of Berkshire Hills common stock subject to the restricted stock award under the Equity Plan. The notice also provides instructions on how you can request a paper copy of these proxy materials and a proxy card. Under the terms of the Equity Plan, a participant is entitled to direct the trustee how to vote the unvested shares of restricted Berkshire Hills common stock awarded to him or her. The trustee will vote the shares of Berkshire Hills common stock held in the Equity Plan Trust in accordance with instructions it receives from you and other stock award recipients. The trustee will vote all shares for which it does not receive timely instructions from stock award recipients in the same proportion for which the trustee received voting instructions. Your voting instructions must be received by April 28, 2016.

Participants in the Berkshire Bank 401(k) Plan

If you invest in Berkshire Hills common stock through the Berkshire Hills Bancorp Stock Fund in our 401(k) Plan, you have received a notice containing instructions on how to access these proxy materials and how to vote all shares you may vote under the 401(k) plan. The notice also provides instructions on how you can request a paper copy of these proxy materials and a proxy card.  Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares in the Berkshire Hills Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. Your voting instructions must be received by April 28, 2016.

Corporate Governance

Director Independence

The Company’s Board of Directors currently consists of fifteen members, all of whom are independent under the listing requirements of The New York Stock Exchange, except for Messrs. Daly and Curley, who are officers of the Company and the Bank. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that the Bank has directly or indirectly made to Directors Burton, Daly, Mahoney, Moffatt, Murphy, Raser and Templeton, and Nominee for Director Sheehan.

On April 23, 2015, John W. Altmeyer retired from the Boards of Directors of the Company and the Bank.  Concurrent with Mr. Altmeyer’s resignation, the Boards of Directors of the Company and the Bank appointed Thomas R. Burton to serve as director for a term to expire at the 2017 Annual Meeting of Shareholders.  Mr. Burton previously served as a director of Hampden Bancorp, Inc. (“Hampden”).  Additionally, on April 23, 2015, in connection with the Company’s acquisition of Hampden, the Company’s bylaws were amended to increase the size of the Board from fourteen to fifteen directors.  The Boards of Directors of the Company and the Bank appointed Richard D. Suski, a former director of Hampden, to fill the vacancy created by the amendment.  Mr. Suski’s term expires at the 2016 Annual Meeting of Shareholders.

Corporate Governance Policy

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the selection of a Chairman of the Board of Directors; the operation of board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer. A copy of the corporate governance policy is available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Committees of the Board of Directors

The following table identifies our standing committees and their members for fiscal year 2015.  All members of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are independent in accordance with the listing requirements of The New York Stock Exchange. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually.  The current charters of all five committees are available in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Director	Audit Committee		Compensation Committee		Corporate Governance/ Nominating Committee		Risk Management and Capital Committee**		Compliance/ Regulatory Committee***
Paul T. Bossidy	X				X
Thomas R. Burton	X								X
Robert M. Curley							X	*	X
Michael P. Daly
John B. Davies			X	*	X
Rodney C. Dimock			X		X	*
J. Williar Dunlaevy							X		X
Susan M. Hill	X	*			X
Cornelius D. Mahoney			X						X	*
Laurie Norton Moffatt							X		X
Richard J. Murphy	X								X
Barton D. Raser	X						X
William J. Ryan			X		X
Richard D. Suski	X						X
D. Jeffrey Templeton			X				X
Number of Meetings in 2015	17		8		7		4		4

*	Denotes Committee Chairperson
**

On April 23, 2015, the Board of Directors voted to combine the previously separate Risk Management Committee and Capital Committee into a single Risk Management and Capital Committee. The new, combined committee met four times in 2015 following its creation. Prior to that the former Risk Management Committee and Capital Committee had each met two times in 2015.

***	On April 23, 2015, the Board of Directors voted to create a new Compliance/Regulatory Committee, which thereafter met four times in 2015.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with legal and regulatory requirements related to accounting and financial reporting. The Audit Committee oversees the Company’s internal audit function and annually reviews and approves an internal audit plan. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its performance and independence. Each member of the Audit Committee is independent under the listing requirements of The New York Stock Exchange and the rules of the Securities and Exchange Commission applicable to audit committee members. The Board of Directors has designated Ms. Hill as an audit committee financial expert under the rules of the Securities and Exchange Commission.  The Committee presently has six members and is chaired by Ms. Hill.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company and its subsidiaries and establishes the compensation for the Chief Executive Officer and other senior executive officers of the Company. The Compensation Committee also reviews the Company’s incentive compensation and other equity plans and recommends changes to the plans as needed. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other senior executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market factors, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the senior executive officer’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of senior executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining and/or recommending the amount or form of senior executive compensation.  Each member of the Compensation Committee is independent under the listing requirements of The New York Stock Exchange and the rules of the Securities and Exchange Commission applicable to Compensation Committee members.  The Committee presently has five members and is chaired by Mr. Davies.

Corporate Governance/Nominating Committee

The Company’s Corporate Governance/Nominating Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Corporate Governance/Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of shareholders.  The Committee presently has five members and is chaired by Mr. Dimock.

Minimum Qualifications. The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

These qualifications include:

•                                          No person shall be eligible for election or appointment to the Board of Directors: (i) if such person has, within the previous ten years, been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; and (iv) except for persons serving as members of the initial Board of Directors or except as otherwise approved by the Board of Directors, unless such person has been, for a period of at least one year immediately prior to his or her nomination or appointment, a resident of a county in which the Company or its subsidiaries maintains a banking office or a county contiguous to any such county.

•                                          No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in Section 10 of the Home Owners’ Loan Act or any successor provision, of which any director, partner, trustee or shareholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors.

•                                          No person may serve on the Board of Directors and at the same time be a director of more than two other public companies, or their subsidiaries.

•                                          No person shall be eligible for election to the Board of Directors if such person is the nominee or representative of a person or group, or of a group acting in concert (as defined in 12 C.F.R Section 303.81(b), that includes a person who is ineligible for election to the Board of Directors.

•                                          The Board of Directors shall have the power to construe and apply the provisions of the Company’s bylaws and other governance documents, and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.

If the candidate is deemed eligible and qualified for election to the Board of Directors, the Corporate Governance/Nominating Committee will then evaluate the following criteria in selecting nominees:

•                                          financial, regulatory and business experience;

•                                          familiarity with and participation in the local communities;

•                                          integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•                                          dedication to the Company and its shareholders; and

•                                          independence.

The Committee also will consider any other factors the Corporate Governance/ Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity is considered in terms of how a candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/ Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The Corporate Governance/Nominating Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Corporate Governance/ Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Corporate Governance /Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below. The Corporate Governance/Nominating Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Corporate Governance/ Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Consideration of Recommendations by Shareholders. It is the policy of the Corporate Governance/Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/ Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders. To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      As to the shareholder making the recommendation, the name and address of such shareholder as it appears on the Company’s books; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Risk Management and Capital Committee

The Risk Management and Capital Committee assists the Board of Directors in:

(1) overseeing management’s program to limit or control the material business risks that confront the Company; (2) approving policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the material business risks of the Company and its subsidiaries; and (3) planning for future capital needs. These material business risks reviewed by the Risk Management and Capital Committee include, but are not limited to, credit risk, interest rate risk, liquidity risk, regulatory risk, legal risk, operational risk, strategic risk and reputation risk. The Risk Management and Capital Committee is also responsible for ensuring compliance with regulations pertaining to capital structure and levels.  In accordance with its charter, a majority of the directors serving on the Risk Management and Capital Committee must meet the definition of independent director under the listing requirements of The New York Stock Exchange. The Risk Management and Capital Committee presently has six members and is chaired by Mr. Curley.

Compliance/Regulatory Committee

The Compliance/Regulatory Committee assists the Board of Directors in:  (1) overseeing management’s implementation of compliance programs, policies and procedures designed to identify and respond to the various compliance and regulatory risks of the Company and its subsidiaries; and (2) fulfilling its oversight responsibilities for the Company’s compliance programs, policies and procedures.  The Compliance/Regulatory Committee presently has six members and is chaired by Mr. Mahoney.

Board and Committee Meetings

During 2015, the Board of Directors held eight meetings. All of the current directors attended at least 75% of the total number of the board meetings and committee meetings held on which such directors served during 2015.

Director Attendance at Annual Meeting of Shareholders

The Board of Directors encourages each director to attend annual meetings of shareholders. All but four directors attended the 2015 annual meeting of shareholders.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. A copy of the Code of Business Conduct can be found in the Governance Documents portion of the Investor Relations section of the Company’s website (www.berkshirebank.com).

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the fair presentation of those financial statements in conformity with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and provided its Report on Internal Control over Financial Reporting. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the fairness and conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented fairly in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Audit Committee of the Board of Directors of Berkshire Hills Bancorp, Inc.

Susan M. Hill, Chair	Richard J. Murphy
Paul T. Bossidy	Barton D. Raser
Thomas R. Burton	Richard D. Suski

Director Compensation

The Company uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Restricted stock grants are intended to align directors’ interests with those of the Company’s shareholders. The Compensation and Corporate Governance/Nominating Committees review director compensation and benefits annually and make recommendations to the Board. The following table provides the compensation received by individuals who served as directors (except for Mr. Daly, whose compensation is reported in the Summary Compensation Table below) of the Company during the 2015 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
John W. Altmeyer (3)	24,000	—	—	587	24,587
Paul T. Bossidy (4)	42,000	35,000	—	—	77,000
Thomas R. Burton (3)(5)	28,000	—	—	8,693	36,693
Robert M. Curley (6)	62,000	35,000	—	112,599	209,599
John B. Davies	59,000	35,000	—	1,816	95,816
Rodney C. Dimock	59,000	35,000	—	1,816	95,816
J. Williar Dunlaevy (7)	56,000	35,000	—	1,910	92,910
Susan M. Hill (8)	64,000	35,000	—	3,542	102,542
Cornelius D. Mahoney	59,000	35,000	—	1,816	95,816
Laurie Norton Moffatt	56,000	35,000	—	288	91,288
Richard J. Murphy	56,000	35,000	—	288	91,288
Barton D. Raser (9)	56,000	35,000	—	1,828	92,828
William J. Ryan	74,000	35,000	—	77	109,077
Richard D. Suski (10)	28,000	—	—	—	28,000
D. Jeffrey Templeton	56,000	35,000	—	1,816	92,816

(1)         Represents the grant date fair value of the restricted stock awards which has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of the Company’s common stock on the applicable grant date.   No stock options were granted to a director in 2015. As of December 31, 2015, each director (except for Mr. Daly, whose compensation is reported in the Summary Compensation Table below) had the following number of unvested shares of restricted stock and stock options outstanding:

Name	Shares of Unvested Restricted Stock Held in Trust	Stock Options Outstanding
John W. Altmeyer (3)	2,620	31,817
Paul T. Bossidy (4)	1,211	—
Thomas R. Burton (3)(5)	—	—
Robert M. Curley(6)	3,215	—
John B. Davies	2,620	—
Rodney C. Dimock	2,620	—
J. Williar Dunlaevy(7)	2,620	136,638
Susan M. Hill(8)	2,620	—
Cornelius D. Mahoney	2,620	—
Laurie Norton Moffatt	2,206	—
Richard L. Murphy	2,206	—
Barton D. Raser(9)	2,620	—
William J. Ryan	2,260	—
Richard D. Suski (10)	—	—
D. Jeffrey Templeton	2,620	—

(2)         Reflects the dollar value of dividends paid on stock awards.

(3)         Mr. Altmeyer retired from the Boards of Directors of the Company and the Bank effective April 23, 2015.  Mr. Burton was appointed to serve the remainder of Mr. Altmeyer’s term and will stand for re-election at the 2017 Annual Meeting of Shareholders.

(4)         Mr. Bossidy was appointed to the Boards of Directors of the Company and the Bank effective March 19, 2015, in order to fill a vacancy created by an increase in the size of the Boards.  Mr. Bossidy will stand for re-election at the 2017 Annual Meeting of Shareholders.

(5)         Mr. Burton recognized $8,693 in imputed income on split dollar insurance.

(6)         The total amount included in “All Other Compensation” reflects Mr. Curley’s salary in the amount of $100,000 as Chairman of the New York region of Berkshire Bank, dividends of $2,515, a non-elective 401(k) contribution of $3,115, and club dues of $5,153.

(7)         Mr. Dunlaevy recognized $94 in imputed income on split dollar insurance.

(8)         Ms. Hill recognized $1,726 in imputed income on split dollar insurance.

(9)         Mr. Raser recognized $12 in imputed income on split dollar insurance.

(10)  Mr. Suski was appointed to the Boards of Directors of the Company and the Bank effective April 23, 2015, in order to fill a vacancy created by an increase in the size of the Boards.  Mr. Suski has advised the Company that he will not stand for re-election at the 2016 Annual Meeting of Shareholders.

Retainers for Non-Employee Directors. The following table sets forth the applicable retainers that will be paid to our non-employee directors for their service on our Board of Directors during 2016.

Annual Cash Retainer for Board Service	$40,000
Annual Cash Retainer for Chairman of the Board of Directors	$60,000
Annual Equity Retainer for Board Service	$35,000
Annual Cash Retainer for Audit Committee Chair	$10,000
Annual Cash Retainer for all other Committee Chairs	$6,000
Annual Cash Retainer for Attendance at all Committee Meetings	$8,000

Stock Ownership

The following table provides information as of March 10, 2016, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 31,037,867 shares outstanding at March 10, 2016.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Dimensional Fund Advisors LP
Palisades West Building One
6300 Bee Cave Road
Austin, Texas 78746	2,261,340	(1)	7.3%

The Vanguard Group
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	1,961,816	(2)	6.3%

BlackRock, Inc.
55 East 52nd Street
New York, New York 10055	1,789,017	(3)	5.8%

(1)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 9, 2016.

(2)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2016.

(3)         Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on January 25, 2016.

The following table provides information about the shares of Company common stock that are owned by each director or nominee for director of the Company, by the current executive officers named in the Summary Compensation Table (the “Named Executive Officers” or the “NEOs”) and the aggregate number of shares owned by all directors, nominees for director and Named Executive Officers as a group as of March 10, 2016. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown and none of the shares shown have been pledged. The number of shares and options exercisable within 60 days owned by all directors, nominees for director and Named Executive Officers as a group totaled 2.82% of our outstanding common stock as of March 10, 2016.  Each director, nominee for director, and Named Executive Officer owned less than 1.0% of our outstanding common stock as of that date.  Percentages are based on 31,037,867 shares outstanding at March 10, 2016.

Name	Number of Shares Owned (Excluding Options) (1)	Options Exercisable Within 60 Days	Total
Directors
Paul T. Bossidy	6,471	—	6,471
Thomas R. Burton	63,730	—	63,730
Robert M. Curley	15,934	—	15,934
Michael P. Daly	161,148	—	161,148
John B. Davies	26,546	—	26,546
Rodney C. Dimock	17,384	—	17,384
J. Williar Dunlaevy	75,282	136,638	211,920
Susan M. Hill	29,162	—	29,162
Cornelius D. Mahoney	16,597	—	16,597
Laurie Norton Moffatt	4,388	—	4,388
Richard J. Murphy	9,976	—	9,976
Barton D. Raser	27,435	—	27,435
William J. Ryan	13,447	—	13,447
Richard D. Suski	16,113	—	16,113
D. Jeffrey Templeton	23,513	—	23,513
Nominees for Director
Patrick J. Sheehan	91,272	—	91,272
Named Executive Officers Who Are Not Directors
Josephine Iannelli	16,469	—	16,469
Sean A. Gray	41,927	—	41,927
Richard M. Marotta	43,458	—	43,458
George F. Bacigalupo	37,547	—	37,547
All Named Executive Officers and Directors, and Nominees for Director as a Group (20 persons)	737,799	136,638	874,437

(1)         This column includes the following:

Name	Shares of Granted but Unvested Restricted Stock Held In Trust	Shares Held In Trust in the Berkshire Bank 401(k) Plan
Paul T. Bossidy	2,067	—
Thomas R. Burton	1,260	—
Robert M. Curley	3,192	—
Michael P. Daly	23,952	32,713
John B. Davies	2,597	—
Rodney C. Dimock	2,597	—
J. Williar Dunlaevy	2,597	—
Susan M. Hill	2,597	—
Cornelius D. Mahoney	2,597	—
Laurie Norton Moffatt	2,597	—
Richard J. Murphy	2,597	—
Barton D. Raser	2,597	—
William J. Ryan	2,624	—
Richard D. Suski	1,260	—
D. Jeffrey Templeton	2,597	—
Josephine Iannelli	12,706	328
Sean A. Gray	11,845	1,473
Richard M. Marotta	14,532	338
George F. Bacigalupo	32,606	324

Proposals to be Voted on by Shareholders

Proposal 1 — Election of Directors

The Company’s Board of Directors currently consists of fifteen members. The Board is divided into three classes, each with three-year staggered terms, with one-third of the directors elected each year. The nominees for election this year are John B. Davies, Rodney C. Dimock, Laurie Norton Moffatt and J. Williar Dunlaevy, all of whom are current directors of the Company and the Bank, and Patrick J. Sheehan.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.  Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

The Board of Directors recommends a vote “FOR” the election of all nominees.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2015. There are no family relationships among the directors or executive officers. The indicated period for service as a director includes service as a director of the Bank.

Board Nominees for a Term Ending in 2019

John B. Davies is a former Executive Vice President of Massachusetts Mutual Life Insurance and is currently an Agent Emeritus with Massachusetts Mutual providing high net worth counseling with a focus on tax efficiency and intergenerational transfers of wealth. Mr. Davies is a former director of Woronoco Bancorp, and provides the Board with knowledge and understanding of our Springfield and Central Massachusetts markets, as well as experience in financial institution management, and expertise in financial services including insurance and wealth management. Age 66. Director since 2005.

Rodney C. Dimock is a Principal at Arrow Capital, LLC, a private investing, property development and consulting services company, located in West Granby, Connecticut. He was formerly President, Chief Operating Officer and a director of Cornerstone Properties, a $4.8 billion NYSE listed office building real estate investment trust and before that he was President of Aetna Realty Investors, Inc., one of the country’s largest real estate investment management advisors. Mr. Dimock provides experience in financial institution management, as well as experience and perspective on commercial real estate markets and the business climate and opportunities in Southern New England. Age 69. Director since 2006.

Laurie Norton Moffatt is the Director and Chief Executive Officer of the Norman Rockwell Museum, Stockbridge, Massachusetts. Since 1986, Ms. Moffatt has overseen the expansion of the museum’s facilities and the creation of a scholars’ research program. Her efforts resulted in the Museum receiving the National Humanities Medal, America’s highest humanities honor. Ms. Moffatt is also an active community leader. She is a founder of 1Berkshire and Berkshire Creative Economy Council and serves as a trustee of Berkshire Health Systems. Ms. Moffatt also holds a business degree from the University of Massachusetts. Her management and marketing experience developing and expanding the Norman Rockwell Museum and her community involvement will serve the Board’s efforts to continually enhance its business presence in the Berkshires and throughout the Company’s business footprint. Age 59. Director since 2013.

J. Williar Dunlaevy is the former Chief Executive Officer and Chairman of the Board of Legacy Bancorp, Inc. and Legacy Banks (collectively, “Legacy”). Mr. Dunlaevy served as the Chief Executive Officer and Chairman of the Board of Legacy since 1996. A community leader, Mr. Dunlaevy currently serves as a director of the Berkshire Bank Foundation, and is chairman of the Berkshire Taconic Community Foundation. Mr. Dunlaevy has also been a director of the Depositors Insurance Fund, Massachusetts Bankers Association, and Savings Bank Life Insurance Company of Massachusetts (SBLI). Mr. Dunlaevy’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Age 69. Director since 2011.

Patrick J. Sheehan is owner and manager of multiple healthcare businesses in New England. Through his management company, Sheehan Health Group, he has operated multiple nursing homes, an independent and assisted living community, a home care agency and a rehabilitation company. A veteran of the healthcare industry, Mr. Sheehan has been successfully rehabilitating and managing healthcare properties since 1990. Mr. Sheehan brings to the Board expertise in the day to day management of successful commercial businesses in New England and deep knowledge of local markets including Boston. Age 44.

Directors with Terms Ending in 2017

Michael P. Daly is President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. Before these appointments in 2002, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank. He has been an employee of the Bank since 1986. Mr. Daly’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board of Directors. Age 54. Director since 2002.

Susan M. Hill is the former Vice President of Hill & Thompson, P.C., a certified public accounting firm located in Manchester Center, Vermont, which she founded and previously served as President for over 20 years. She served as a director of Factory Point Bancorp, Inc. and Factory Point National Bank of Manchester Center from 1992 until their acquisition by Berkshire Hills in September 2007. As an accountant, Ms. Hill provides knowledge and expertise to the Board in the areas of financial statement preparation and reporting, and serves as the Company’s Audit Committee Financial Expert. Ms. Hill is designated as a Certified Financial Planner and adds value in the oversight of the Company’s financial services and wealth management business. She also provides experience and perspective concerning operations in our Vermont region. Age 66. Director since 2007.

Cornelius D. Mahoney is the former Chairman, President and Chief Executive Officer of Woronoco Bancorp, Inc. and Woronoco Savings Bank before their merger with Berkshire in June 2005. He is a former Chairman of America’s Community Bankers and the Massachusetts Bankers Association and a former Director of the Federal Home Loan Bank of Boston. He was a member of the Thrift Institution Advisory Council to the Federal Reserve Board of Governors and is a past Chairman of the Board of Trustees at Westfield State College. Mr. Mahoney provides valuable experience and insight as a successful banking executive and nationally recognized industry contributor, as well as knowledge of and involvement with our Springfield region markets. Age 70. Director since 2005.

Thomas R. Burton, CPA, CGMA, served as Chief Executive Officer of Hampden Bancorp, Inc. and Hampden Bank from 1994 until 2012 and as the President of Hampden Bancorp, Inc. and Hampden Bank from 1994 until 2011. Prior to that, he was a managing partner at KPMG LLP. Mr. Burton is a past member of the Board of Directors and past Chairman of the Affiliated Chamber of Commerce of Greater Springfield, member of the Board of Trustees and past Chairman of Western New England University, former Director and Chairman of the Audit Committee of the Bankers’ Bank Northeast, former Director of the Depositors Insurance Fund of Massachusetts, member of the Board and past Treasurer of the Springfield Symphony Orchestra, and current Treasurer of Baystate Academy Charter Public School. Mr. Burton’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Age 69. Director since 2015.

Paul T. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC from 2008 to 2014, when it was acquired by Radian Group, Inc. He also formerly served as Senior Operations Executive at Cerberus Capital Management and has held various executive appointments for General Electric Company, most recently as President and Chief Executive Officer of GE Capital Solutions Group, a diversified global commercial finance company. He is a certified public accountant and is Chair of the Audit Committee of the Board of Altisource Asset Management Corporation, a publicly traded company. Mr. Bossidy brings financial institution expertise and expert knowledge of the real estate markets. Age 55. Director since 2015.

Directors with Terms Ending in 2018

William J. Ryan is the Chairman of the Board of Directors of the Company. Mr. Ryan previously served as Chairman of the Board and Chief Executive Officer of TD Banknorth, Inc. from 1985 through 2007. He currently serves on the Board of Directors of both Unum Group and Anthem, Inc. He brings significant knowledge about the banking industry and the New England markets. Age 72. Director since 2014.

Robert M. Curley is Chairman of the New York region of the Bank. He previously served as Chairman and President for Citizens Bank in New York from 2005 to 2009. Prior to joining Citizens, Mr. Curley served at Charter One Bank where he was President for New York and New England. During the period of 1976 to 1999, Mr. Curley was employed by KeyCorp, where he rose to the position of Vice Chairman of KeyBank N.A., and served as President and Chief Executive Officer of four subsidiary banks. Mr. Curley was hired by the Company and the Bank as Chairman of their New York bank and appointed as a director of the Company and the Bank in December 2009. He brings a wealth of knowledge to the Board concerning the banking industry in the Northeastern United States generally, and our New York region specifically, as well as the day-to-day management and oversight of a highly successful bank. Age 68. Director since 2009.

Barton D. Raser is the co-owner and Vice President of Carr Hardware & Supply Company, Inc., headquartered in Pittsfield, Massachusetts. Mr. Raser has served in this capacity since 1990. Mr. Raser served as director of Legacy Bancorp, Inc. and Legacy Banks from 2001 to 2011, during which time he served on Legacy Bancorp’s Audit Committee, Trust Committee and Governance and Nominating Committee and chaired Legacy Banks’ Credit/ALCO Committee. Mr. Raser enhances the Board with his knowledge of the Berkshire County economy and marketplace, as well as his experience with day to day management and oversight of a successful retail/wholesale business. Age 51. Director since 2011.

D. Jeffrey Templeton is the owner and President of The Mosher Company, Inc., located in Chicopee, Massachusetts, a manufacturer of buffing and polishing compounds, abrasive slurries and a distributor of related grinding, polishing and lapping machinery. Mr. Templeton is a former director of Woronoco Bancorp and provides experience and perspective as a successful business owner in our Springfield and Central Massachusetts markets. Age 74. Director since 2005.

Richard J. Murphy is Chief Operating Officer and Executive Vice President of the Tri-City ValleyCats minor league baseball team, a Class-A affiliate of the Houston Astros based in Troy, New York. Mr. Murphy currently serves as Chairman of the New York-Penn League Schedule Committee and is a member of the Board of Directors for Minor League Baseball’s Baseball Internet Rights Corporation. With over 25 years of experience in professional sports management, Mr. Murphy brings the Board a strong financial acumen, a solid background in brand promotion and marketing, and close ties to the Albany, New York community. Age 53. Director since 2014.

Proposal 2 — Advisory (Non-Binding) Vote on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the annual meeting to approve our executive compensation, as described above under “Compensation Discussion and Analysis,” compensation tables and narrative discussion of Named Executive Officer compensation in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of shareholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend shareholders vote “FOR” the proposal.

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Is the Shareholder Vote Binding on the Company? This is an advisory vote only, and neither the Company nor the Board of Directors will be bound to take action based upon the outcome. The Compensation Committee will consider the vote of the shareholders when considering future executive compensation arrangements.

The Board recommends that shareholders vote “FOR” this proposal.

Proposal 3 — Ratification of the Selection of the Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the year ended December 31, 2015 was PricewaterhouseCoopers LLP. The Audit Committee has again selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2016, subject to ratification by the shareholders at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the selection of the firm is not approved by a majority of the votes cast by shareholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

Audit Fees.  The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2015 and 2014, respectively, by PricewaterhouseCoopers LLP:

Fees	2015	2014
Audit Fees (1)	$910,000	$951,380
Audit-Related Fees (2)	$496,000	$273,991
Tax Fees (3)	$192,000	$177,270
All Other Fees	$—	$—

(1)              Includes fees for audits of the financial statements and internal control over financial reporting, as well as quarterly reviews.

(2)              Fees in 2015 relate to purchase accounting surrounding the Hampden Bancorp, Inc./Hampden Bank and Firestone Financial Corp. acquisitions, various controls testing, HUD and 401(k) plan audits, system conversion reviews, and additional work related to reviewing and testing of the internal audit function. Fees in 2014 relate to purchase accounting, compliance testing, employee benefit plan audits, system conversion reviews and Form S-4 registration statement relating to the Hampden Bancorp and Hampden Bank acquisition.

(3)              Fees in 2015 consist of tax preparation services, Firestone state tax analysis and tax services related to tax depreciation estimate. Fees in 2014 consist of tax return preparation, and tax-related compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for selecting, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm must be specific as to the particular services to be provided for compliance with the auditor services policy.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

During the years ended December 31, 2015 and 2014, respectively, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Executive Officers — Information About Our Executive Officers

The following individuals are the current executive officers of the Company and/or the Bank.  The executive officers are elected annually and hold office until their successors have been elected and qualified or until they are removed or replaced.  Mr. Daly is employed pursuant to a three-year employment agreement, which renews automatically if not otherwise terminated pursuant to its terms.

Michael P. Daly. Age 54. Mr. Daly is President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. Before these appointments in 2002, Mr. Daly served as Executive Vice President and Senior Loan Officer of the Bank.  He has been an employee since 1986. He has served as a Director of the Company and the Bank since 2002.

Richard M. Marotta. Age 57. Mr. Marotta is Senior Executive Vice President of the Company and President of the Bank, a position he was promoted to in September 2015. He previously served as Executive Vice President, Chief Risk Officer since January 2010, as well as Chief Administrative Officer since July 2013.  Mr. Marotta was previously Executive Vice President and Group Head, Asset Recovery at KeyBank. He has extensive career experience in credit and risk management, including asset based lending portfolios.

Sean A. Gray. Age 39. Mr. Gray is Senior Executive Vice President of the Company and Chief Operating Officer of the Bank, a position he was promoted to in September 2015, having previously served as Executive Vice President, Retail Banking since 2010 and as a Senior Vice President since April 2008. Mr. Gray joined the Company in January 2007 as First Vice President, Retail Banking. Prior to joining the Bank, Mr. Gray was Vice President and Consumer Market Manager at Bank of America, in Waltham, Massachusetts.

Josephine Iannelli. Age 43. Ms. Iannelli is Senior Executive Vice President, Chief Financial Officer of the Company and the Bank, having previously served as Executive Vice President, Chief Financial Officer since January 2014. She is the principal financial and accounting officer of the Company. Ms. Iannelli joined the Company as Senior Vice President, Chief Accounting Officer in March 2013. Previously, she had senior accounting policy responsibilities at several banks, including PNC Financial, National City Corporation, and KeyCorp.

George F. Bacigalupo. Age 61. Mr. Bacigalupo is Senior Executive Vice President, Commercial Banking of Berkshire Bank, a position he was promoted to in September 2015, having previously served as an Executive Vice President since October 2013 and Senior Vice President, Chief Credit Officer since 2011. Mr. Bacigalupo is responsible for commercial banking, including the asset based lending and Firestone business lines. Previously, Mr. Bacigalupo was EVP of Specialty Lending at TD Banknorth, where he established the ABL and other middle-market lending groups and oversaw commercial banking relationships with $5 billion in total committed credit. Subsequently, at TD Bank, he was the Senior Lender for New England.

Michael D. Carroll. Age 54. Mr. Carroll is Executive Vice President, Chief Risk Officer of Berkshire Bank, a position he was promoted to in September 2015, having previously served as Senior Vice President and Chief Credit Officer since 2013. Mr. Carroll is responsible for managing the risk and credit departments of the Bank. He joined the company in 2009 as SVP, Regional Commercial Leader. Previously, Mr. Carroll was Senior Vice President, Middle Market banking at KeyBank.

Tami F. Gunsch. Age 53. Ms. Gunsch is Executive Vice President, Retail Banking of Berkshire Bank, a position she was promoted to in September 2015, having previously served as Senior Vice President since October 2011. Ms. Gunsch joined Berkshire from Citizens Bank in 2009 as First VP of Retail Banking. She is responsible for all aspects of the retail banking consumer experience, including branch operations and consumer lending.

Allison P. O’Rourke. Age 40. Ms. O’Rourke is Executive Vice President, Investor Relations Officer and Financial Institutions Banking of Berkshire Bank, a position she was promoted to in September 2015, having previously served as Senior Vice President, Investor Relations Officer since December 2014.  Ms. O’Rourke joined Berkshire as Vice President in 2013 from the NYSE Euronext and is responsible for all aspects of investor strategy and communications as well as developing Berkshire’s financial institutions and wholesale channels.

Compensation Discussion and Analysis

This section explains how we compensate Named Executive Officers listed in the Summary Compensation Table that follows.  The Named Executive Officers consist of the CEO and some members of the senior executive team.  Compensation for our senior executive team is determined by the Compensation Committee of the Board of Directors. Throughout the following discussion and analysis, we refer to the Named Executive Officers as “Sr. Executives” and the Compensation Committee as “the Committee.”  Additionally, only Berkshire Bank titles are used in the Compensation Discussion and Analysis.

Executive Summary

The following section highlights our key performance results and compensation considerations for our 2015 senior executive compensation program.

Business Highlights

The Company’s performance in 2015 was very strong.  It was marked by solid organic growth, expanding margins, improving profitability and disciplined acquisitions.  We invested in systems and people throughout the year, enhancing our culture and capabilities.  Our footprint, culture and vision continue to be clear differentiators for us, amplifying the power of the franchise we’ve built.

2015 highlights include:

•                  33% core earnings growth

•                  16% core EPS growth

•                  Double-digit loan and deposit growth

•                  Core ROE improved to 7.40% from 6.46%

•                  Efficiency ratio improved to 61.3% from 63.5%

•                  Criticized asset ratio improved to 24.4% from 27.4%

•                  Closed and integrated Hampden Bancorp, Inc.

•                  Announced, closed and integrated Firestone Financial Corp., a commercial specialty lending company

•                  Announced an agreement to acquire 44 Business Capital, a market leading provider and facilitator of SBA guaranteed loans

•                  Recruited new talent in commercial lending, private banking, wealth management, business banking and insurance

•                  Consolidated 7 branches while maintaining important relationships and deposits

•                  Strengthened the leadership team through the reorganization of responsibilities and promotions at the executive level

2015 Shareholder benefits include:

•                  12% total shareholder return — compares favorably to 6% TSR for the KBW Nasdaq Regional Bank index and -4% for the NYSE Composite index

•                  6% dividend increase to $0.76 per share

•                  4% increase in tangible book value per share and 2% increase in book value per share

Compensation Programs and Practices Highlights

Our compensation programs, practices and policies are designed to support our philosophy to reward Sr. Executives commensurate with performance achieved and the value delivered to our shareholders.  We also balance our programs to ensure sound risk management practices.   Below is a summary of key features of our compensation and governance practices:

Executive Compensation Program Features

•                  Balanced portfolio of performance measures that include short and long-term perspectives and reinforce our business strategy

•                  Performance based compensation averages 49% of total direct compensation

•                  Equity compensation averages 56% of total incentive compensation

•                  50% of equity/long-term incentives vest based on future performance (3 year results for core ROE and core EPS growth)

•                  Annual and long-term incentive plans have caps for individual payouts

•                  Sr. Executive pay programs provide for variation in-line with our performance: i.e. no vesting of 2013 Long Term Incentive shares for performance cycle ending 12/31/15; reduced Short Term Incentive (41.25% of target) for executives in plan year 2013

Compensation and Governance Policies and Practices

•                  Significant share ownership and holding requirements are in place for Sr. executives and directors

•                  Clawback policy that provides for recoupment of any  performance-based incentive payouts for a restatement of earnings or for misconduct

•                  Discourage pledging of Company stock

•                  Double trigger provision for payments in the event of a change in control

•                  All CIC agreements post 2010 do not allow for tax gross ups

•                  Annual risk assessment of incentive programs

•                  No dividend equivalents on unearned performance shares

The Board believes that our senior executive compensation programs provide an appropriate balance that rewards short-term results while keeping focused on delivering long-term performance and increased shareholder value.  Below we summarize the key financial metrics used in our 2015 short and long-term incentive plans.

Short Term Incentive

Measure	Weight
Core Earnings	50%
Core Efficiency Ratio	25%
Criticized Assets Ratio	25%

Long Term Incentive

Measure	Weight
Core Return on Equity	50%
Core Earnings Per Share	50%

Pay for Performance Results

•                  2015 short term incentive payout was 168% of the target set for 2015. Management exceeded most stretch targets and also achieved other strategic accomplishments as noted in the Executive Summary above.

•                  No performance share vesting occurred in January 2016 under the 2013 long term incentive plan maturing in 2015.  Management did not achieve threshold required for Core EPS and Core ROE targets due primarily to impact of core revenue decrease in 2013.

Further details about the short term and long term incentive plans are described in the remainder of the CD&A.

In summary, the Committee and Board of Directors carefully monitor executive pay-performance alignment and our programs provide variability year-to-year and over the long-term that reflects our performance.

Shareholder Vote.  At our 2015 annual meeting, our shareholders overwhelmingly supported our “say-on-pay” resolution with 90.5% of the votes cast voting to approve the executive compensation disclosed in last year’s proxy statement.  The Committee considers the shareholder advisory vote from the prior annual meeting, along with commentary from proxy advisory firms that periodically opine on the matters voted on at the meeting.

Compensation Philosophy & Pay Considerations

The overall principle guiding senior executive compensation at the Company is to reward executives commensurate with performance.

The Committee believes that the success of our Company depends on our ability to attract and retain talented executives motivated to drive the Company’s growth goals and deliver value to its shareholders. Ultimately our compensation programs are designed to achieve overarching goals that motivate and reward performance, ensure sound risk management, and deliver long-term value to our shareholders.  To achieve these objectives, the Committee regularly reviews our compensation and incentive programs to ensure they align with these core objectives and modifies the programs as needed.  We assess our program from the perspective of our shareholders and regulators, considering best practices and making improvements as appropriate.

Performance reflects short and long-term performance, Company and individual performance as measured by our absolute performance goals, and our long-term relative performance as compared to the industry.  We believe our balanced and holistic view of performance helps ensure we motivate the right behaviors and results that are in line with the interests of our shareholders.  Our compensation programs are managed within the context of our overall budgeting, planning and cost management programs.

As a result of our balanced perspective, our compensation reflects a combination of different reward elements, which allow us to reward performance without overemphasizing any one element, one performance measure or one period of time.

In summary, we provide a total compensation program that is competitive, performance driven, shareholder aligned, balanced, and reflects sound risk management practices.  We set specific performance goals that align with our strategy and support our annual and long-term plans, but also recognize the need to be responsive and flexible in today’s challenging environment.  We believe this approach also helps to ensure our program does not motivate our executives to take undue risks.

How our Philosophy and Decisions Support our Objectives.

Our philosophy and key objectives have served as guiding principles of our program for many years.  While we may periodically tweak minor aspects of our program, the following objectives continue to guide our approach to executive compensation:

Key Objectives	How Our Program Supports These Objectives
Attract and retain talented executives committed to our success.

•                  Competitive total compensation opportunities enable us to attract talent and retain our high performing senior executives.

•                  Long-term equity incentives serve to retain our top talent and motivate them for long term success.

Key Objectives	How Our Program Supports These Objectives
Provide competitive compensation appropriate for banks of similar size, complexity and performance.

•                  Total compensation guidelines are targeted to reflect the market defined as banks similar in size, region and business model to Berkshire.

•                  The Committee’s independent compensation consultant conducts comprehensive analyses that include proxy and industry survey data and serves as a reference for defining base salary ranges and target short and long-term incentive opportunities.

Motivate executives to achieve high standards of performance.

•                  Variable/performance oriented compensation (i.e. short and long-term incentives) work together to reward Company financial and strategic objectives as well as individual performance and contributions.

•                  Higher (i.e. above market) compensation results if performance exceeds our goals; lower compensation (i.e. below market) will result if our performance falls below expectations.

Align executive interests with those of our shareholders.

•                  Our senior executives are expected to meet Stock Ownership Guidelines over time and hold stock throughout their tenure as senior executives.

•                  A significant portion of senior executive compensation is in the form of stock with 50% of grants vesting only upon achievement of multi-year performance goals.

•                  The Committee reviews our programs and pay—performance relationships on a regular basis.

Provide a balanced approach that rewards both short-term and long-term results and appropriate risk taking.

Our total compensation program balances the following perspectives:

•                  Providing a mix of fixed and variable performance pay.

•                  Measuring short and long-term performance.

•                  Providing incentives in both cash and equity based compensation.

•                  Considering our absolute and relative performance.

•                  Measuring a mix of performance goals including earnings, returns and asset quality.

The well-balanced approach seeks to enhance the pay-performance focus and also to mitigate risk taking by not placing significant focus on any one metric/perspective, but rather taking a holistic approach to total compensation.

Compensation Decision Process and Factors Considered.

The Committee’s decisions throughout the year are supported by various analyses, information and input including, but not limited to:

•                  Competitive benchmarking reviews

•                  Total compensation philosophy, pay targets and guidelines

•                  Tally Sheets

•                  Strategic plans and performance relative to annual budget

•                  Merger and acquisition related activity

•                  Pay-performance alignment

•                  Individual performance

•                  Demonstration of behaviors that support America’s Most Exciting Bank®  culture and brand

•                  External influences, economic conditions and industry factors

•                  Executive attraction and retention considerations

•                  Internal equity considerations

•                  Executive stock ownership levels

•                  Risk assessment considerations

•                  Best/emerging practices

•                  Directors and Committee input

•                  Company’s performance, stock price and total shareholder return compared to peers and market indices

•                  Advisory shareholder vote and other relevant shareholder input

Further details on several of these analysis and factors are described below.

Competitive Benchmarking.  In the fall of each year, the Committee’s independent compensation consultant conducts a competitive market analysis using the peer group and other industry survey data.    The purpose of this assessment is to provide market perspective to the Committee as it sets base salaries and incentive opportunities for the next year.  In addition, the peer group is used to assess pay-performance alignment on a retrospective basis. The Committee believes that ongoing monitoring of the Company’s programs and pay decisions enables them to assess the effectiveness of its pay decisions and ensure the senior executive compensation program meets desired objectives.

The peer group developed by the independent compensation consultant, and approved by the Compensation Committee was used, in combination with other survey data, by the Committee to analyze and set 2015 salaries and incentive target opportunities.  The purpose of these reviews is to provide regular, independent, and objective analyses of all elements of compensation (individually and in the aggregate), relative to market and peer group practice.  In addition to competitive benchmarking, the Consultant periodically conducts analyses assessing the ongoing pay-performance relationship to assist the Committee in monitoring longer-term effectiveness.

Peer Group Criteria: The peer group is based on objective parameters that reflect institutions of similar asset size (approximately ½ - 2x Berkshire’s assets) and located in the Northeast/Mid-Atlantic region plus Ohio.   Berkshire’s size, as measured by assets, is positioned near median of the peer group.

The following group shows the peer companies for 2015 pay comparisons:

Brookline Bancorp, Inc.	NBT Bancorp, Inc.
Community Bank System, Inc.	Northwest Bancshares, Inc.
Customers Bancorp, Inc.	Park National Corporation
Dime Community Bancshares, Inc.	Provident Financial Services, Inc.
Eagle Bancorp, Inc.	S&T Bancorp, Inc.
First Commonwealth Financial Corporation	Sandy Spring Bancorp, Inc.
First Financial Bancorp	Sterling Bancorp
Flushing Financial Corporation	Tompkins Financial Corporation
Independent Bank Corp	TrustCo Bank Corp NY
National Penn Bancshares, Inc.	WSFS Financial Corporation

In addition to the peer group data, the compensation consultant used several other sources of data to identify general compensation trends, as well as published industry surveys and a proprietary database of national banking compensation data. The data used reflected banks representing similar asset size and region to the Company.

Tally Sheets.  The Committee reviews tally sheets annually that summarize all elements of senior executive compensation and benefits. The tally sheets enable the Committee to see a snapshot of all compensation elements in a singular summary. Tally sheets are discussed annually with the full Board to ensure all members understand the components of senior executive compensation. While it is treated primarily for information and understanding, it is an additional view the Committee may consider in making compensation decisions or program changes in the future.

Internal Equity.  The Committee receives feedback from the Chief Executive Officer related to key senior executive roles and relationships. In some cases, there is a goal to retain similar pay levels (e.g. to support a “team” approach) whereas, at other times there is a desire to provide differentiation to reflect unique roles, contribution, or performance. The Chief Executive Officer provides input to the Committee regularly so that such internal relationships can be reviewed and considered by the Committee in pay decisions. The Committee also reviews the relationship between the Chief Executive Officer and other senior executives. The goal is to ensure that relationships between senior executives appropriately reflect differences in roles and performance, while balancing a team environment.

Pay-Performance Analysis.  Ensuring and sustaining a proper pay-performance relationship is a key objective for the Committee.  As such, the Committee’s independent compensation consultant regularly conducts analyses to monitor pay-performance alignment, particularly with regards to the Chief Executive Officer.  The goal is to use this information proactively to monitor pay opportunity ranges and retroactively to assess the actual pay delivered based on performance. During 2015, the compensation consultant provided the following information/analyses to facilitate the Committee’s ongoing review:

•                  Actual pay delivered — the level of pay received/granted for the fiscal year (includes base salary, annual incentives and equity grants which represent potential value).

•                  Total pay opportunity ranges — the target opportunities and potential compensation that could be received/granted based on the Company’s total pay guidelines and minimum and stretch performance.  This provides the Committee an overview of the range of pay that a senior executive may receive under different performance scenarios.

•                  Performance — three year total shareholder return and other key financial metrics were reviewed and considered for Berkshire and peers.

Best Practices.  The Committee regularly seeks education and information related to emerging best practices. Regular updates, presentations and information from the Committee’s advisors and consultants were provided throughout the year.  In addition, the Committee requests the Compensation Consultant to provide a formal education session annually to include input on best practices and emerging trends.

Compensation Components and 2015 Decisions

The Company’s compensation program consists of four main components: Base Salary, Annual Incentives, Long-Term Incentive/Equity, and Benefits and Perquisites.  The following section summarizes the role of each component, how decisions are made and the resulting 2015 decision process as it relates to the Named Executive Officers.

Base Salary

Purpose, Philosophy and Process.  The Company believes the purpose of base salary is to provide competitive and fair base compensation that recognizes each senior executive’s role, responsibilities, experience and performance. Base salary represents fixed compensation that is targeted to be competitive with the practices of comparable financial institutions in the region. Each year our independent compensation consultant provides pay range guidelines based on its competitive assessment considering a composite of market data from the custom proxy peer group as well as other data sources of banking compensation information.  Our competitive range reflects a range around market median. The Committee uses this range in making ongoing base salary decisions for each executive.

In December of each year, the Committee reviews each senior executive’s base pay relative to competitive market practice, individual experience, expertise, performance and contributions in preparation for January considerations.  Base salary increases are not guaranteed and the review does not always result in a base pay adjustment.  Input from the Chief Executive Officer is considered in setting the executive salaries while the Committee is solely responsible for determining the Chief Executive Officer’s salary.

2015 Decisions.  The Committee considers the market range for the positions and relative salaries, as well as the financial and economic environment.  In January 2015 the Committee reviewed market data, individual performance and the growth of the Company and no salaries were increased for Named Executive Officers at that time.  In October of 2015, due to restructuring, the Committee approved the following promotions and salary adjustments for its Named Executive Officers:

•                  Chief Executive Officer, Michael P. Daly — In October of 2015, the Committee approved an increase from $630,000 to $700,000 to position pay closer to median.

•                  Executive Vice President, Chief Risk and Administrative Officer, Richard R. Marotta, was promoted to President of Berkshire Bank in October of 2015 and the Committee approved a salary increase from $400,000 to $500,000 in line with additional responsibilities.

•                  Executive Vice President, Retail Banking, Sean A. Gray, was promoted to Chief Operating Officer of Berkshire Bank in October of 2015 and the Committee approved a salary increase from $375,000 to $425,000 to recognize additional responsibilities.

•                  Executive Vice President and Chief Financial Officer, Josephine Iannelli was promoted to Senior EVP in October of 2015.

•                  Executive Vice President Commercial Lending, George F. Bacigalupo was promoted to Senior EVP in October 2015.

In January 2016, as part of our normal salary review process, two senior executives were granted a salary increase:

•                  Sr. Executive Vice President and Chief Financial Officer, Josephine Iannelli’s salary increased from $350,000 to $400,000.

•                  Sr. Executive Vice President Commercial Lending, George Bacigalupo’s salary increased from $325,000 to $350,000.

Senior Executive Incentive Plan — Short Term Incentives

Purpose, Philosophy and Process.  The primary objective of our Senior Executive Incentive Plan is to motivate and reward senior executives for achieving specific Company, department and individual goals that support our strategic plan. Rewards under this plan represent compensation that must be re-earned each year based on Company and individual performance.

Company goals are defined each year and approved by the full Board. At the beginning of each year, the Chief Executive Officer proposes draft goals for the Company component of the incentive plan with the Committee.  The Committee discusses the proposed Company goals with the Chief Executive Officer, incorporates appropriate modifications and, once approved, reviews with the full Board.  The Company goals serve to fund the incentive plan.

The Committee then works with the Chief Executive Officer to jointly define his individual goals. The Chief Executive Officer develops individual goals for each senior executive based on the strategic plan/budget and reflective of his/her role.

Incentive award targets and ranges are reviewed and established annually by the Committee based on the Consultant’s market benchmarking analysis of similarly sized financial institutions and in line with our goal to provide a meaningful, but risk balanced, portion of total compensation that is based on annual results. For 2015, target annual incentive opportunities were 55% of base salary for the Chief Executive Officer and 40% for other Named Executive Officers. Actual payouts, however, are expected to vary each year based on a combination of Company and individual performance.  The maximum award for any participant is capped at 200% of target.

The plan is funded based on a Corporate Scorecard that consists of financial and strategic goals. Once funding of the plan is known, individual performance is assessed to determine the actual awards.  At the end of the performance year, the Chief Executive Officer provides the Committee with a summary of each senior executive’s performance and incentive recommendations based on their individual performance results relative to specific goals set at the start of the year. The Committee conducts a similar review of the Chief Executive Officer, which includes input from the Board of Directors, assessing individual goals and overall contributions for the year. The Committee determines the Chief Executive Officer award and approves the senior executive officer awards. The Committee retains the discretion to modify incentive payouts based on significant individual or Company performance shortfalls and/or regulatory and safety and soundness considerations and in consideration of risk management goals. The Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, if desired, to facilitate senior executives’ ownership guidelines.

Company Measures and Funding of the Plan.  In order for the Plan to pay any awards, the Company must first achieve a trigger/gate level of performance.  The gate for 2015 was defined at 75% of the budgeted core earnings. Once the gate is achieved, the size of the incentive pool funding is determined based on Company performance relative to three goals:  Core Earnings (50%), Expense Management (25%), and Asset quality (25%).  Each goal has a defined range of acceptable performance (threshold, target and stretch).  If threshold is achieved, 50% of the pool is funded for that metric.  Target performance funds the pool at 100% and stretch performance funds at 150%.  The Committee also considers the achievement of the Company’s strategic plan/goals and can modify the pool +/- 15% based on its assessment of performance of these broader initiatives. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.  The objective is to ensure our incentive plan is funded appropriately based on profits and strategic results.

Short Term Incentive Plan - 2015 Corporate Scorecard — Determines Incentive Pool Funding

Performance Measure	Definition	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 150% of award/pool)
Core Earnings	Core Net Income	50%	$52 million	$54.7 million	$57.5 Million
Expense Management	Core Efficiency Ratio	25%	65.0%	63.0%	61.0%
Asset Quality	Criticized Assets (Tier 1 + ALLL)	25%	<32%	<30%	<28%

The measures above are non-GAAP Performance Measures, as described below.

Non-GAAP Incentive Performance Measures: Core measures are intended to exclude on an after-tax basis certain amounts which the Company has identified as unrelated to its normalized operations.  The Company provides further detail on and discussion of these adjustments in its quarterly earnings releases filed with the SEC on Form 8-K and its presentation of non-GAAP measures in Form 10-K wherein core net income is described as adjusted net income. Non-core items in 2015 were primarily related to acquisitions and restructuring costs, which are identified on the Statement of Income.  The Board, in its acceptance of the financial statements, reviews and approves adjustments for core measures.  The Criticized Assets Ratio is the ratio of Criticized Assets to the sum of Tier 1 Capital and the Loan Loss Allowance. Criticized assets are those assets rated Special Mention or worse in Berkshire’s risk rating system. Tier 1 Capital is a regulatory capital measure of Berkshire Bank. This ratio compares asset quality to bank capital as a measure of soundness.

Individual Performance. Once the incentive pool is approved by the Committee, awards are then allocated based on each participant’s individual performance and contributions toward the Company’s strategic goals. This design is intended to provide a balance of “team” through the overall plan funding, but allows actual allocation of the awards to reflect individual contributions toward the Company’s success.

2015 Decisions.   The Corporate Scorecard resulted in funding of 147.9%.  In accordance with the Plan, the Committee then considered achievements relative to key strategic initiatives and applied a 13.6% strategic modifier (out of the maximum of 15%) which resulted in 168% of target.

Below is a summary of the specific 2015 results and funding for the senior executive incentive plan:

Performance Measure	Weight	2015 Result	% Funding	Weighted Funding
Core Earnings	50%	$59,610,000	150%	75%
Expense Management	25%	61.34%	141.5%	35.4%
Asset Quality	25%	24.16%	150%	37.5%
Pool Funding based on Corporate Measures				147.9%
Strategic Initiatives Implementation (Committee discretion up to 15%). The Committee can also adjust the pool downward to reflect risk management considerations. The committee awarded 13.6% out of a possible 15% for the achievement of strategic accomplishments. Final funding:				168%

In determining the incentive pool, the Committee recognized the significant increase in core earnings, overall asset quality and improvement in efficiency ratio as well as the accomplishment of many important strategic initiatives which are expected to provide long term benefits.  In addition to highlights reported in the Executive Summary, the Committee also considered the following attributes of Company management:

•                  Strengthened overall talent throughout the organization and utilized this talent effectively to enhance individual career progression and performance results

•                  Continued focus on overall safety and soundness with active balance sheet management to support margin, liquidity and capital objectives

•                  Made further enhancements to enterprise risk management (“ERM”) through system and people upgrades

•                  Managed the successful acquisitions and integrations of Hampden Bancorp, Inc. and Firestone Financial Corp., enhancing our footprint and diversifying our revenues

•                  Sustained significant community and charitable support across our regions with a focus on sustainability and support of veterans and active military

Once the pool is funded, individual awards are typically distributed in recognition of each Named Executive Officer’s individual performance.    Below is a summary of each senior executive’s performance as considered by the Committee:

Named Executive Officers	Approved Award	Rationale
Michael P. Daly Chief Executive Officer	$600,000 (168% of target)

Maintained commitment to operating disciplines, leading to significant improvement in earnings and profitability. Completed/integrated two M&A deals and entered into a third. Continued to build on culture through expanded leadership team, new talent recruitment and new board member recruitment.

Richard M. Marotta President, Berkshire Bank	$300,000 (176% of target)

Led the continued improvement in overall credit quality. Oversaw continued development of enterprise risk management and compliance operations and controls. Completed successful M&A credit due diligence. Continued to build relationship with regulators.

Sean A. Gray Chief Operating Officer, Berkshire Bank	$260,000 (168% of target)

Oversaw success of retail division including loan, deposit and fee income growth. Integrated Hampden operations. Optimized branch network through consolidations and technology roll-outs. Expanded insurance, wealth management, private banking and small business programs. Leadership and execution of company brand.

Josephine Iannelli Sr. Executive Vice President, Chief Financial Officer	$235,000 (168% of target)	Successful management of margin and tax strategies. Continued improvement of line of business reporting, analytics and support. Recruited new finance talent. Supported M&A due diligence and modeling.
George F. Bacigalupo Sr. Executive Vice President, Commercial Banking	$200,000 (154% of target)

Oversaw successful commercial banking growth in loans, deposits, and fee income. Managed portfolio to deepen relationships, enhance profitability, and support margin strategy. Hired and retained talent while managing expenses. Supported acquisition and integration of Hampden and Firestone.

Long-Term Incentive/Equity Compensation

Purpose, Philosophy and Process.  The Company’s long-term incentive/equity compensation program is designed to align senior executives with long-term interests of the

Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top performers.

Each year in January, the senior executives are considered for long-term incentive awards under the Company’s 2011 and 2013 Equity Incentive Plans.  The Committee determines the form and amount of equity awards based on consideration of competitive market practice, Company performance and individual performance.  The Committee is authorized, at its discretion, to grant equity compensation in proportion and upon such terms and conditions as the Committee may determine.

2015 Plan Design and Awards.   Long-term incentive awards are intended to provide a meaningful portion of total compensation in stock-based awards. This component of compensation is intended to reward performance, provide retention of our key senior executives, balance compensation rewards with risk through long-term vesting tied to performance, and align senior executives with our shareholders.

For 2015, target long-term incentive awards (i.e. equity grants) were defined as 75% of base salary for the Chief Executive Officer and 50% of base salary for other Named Executive Officers. The actual grant can vary 50% to 150% of target.  All awards are approved by the Committee in consideration of each senior executive’s past performance, expected future contribution, the market range for the positions as well as the financial and economic environment. Awards are made based upon recommendation of the CEO (for direct reports) and by the Committee for the CEO.

Once the award value is determined, the actual grant is split into two components:

•	Cliff vest following 3 year performance period
•	Rewards long-term / future performance
•	Aligns management and shareholder interests

•	Incremental vest over 3 years
•	Reinforces retention
•	Supports stock ownership

The 2015 Performance Shares vest after three years only if certain future goals are achieved.  For the 2015 grants, performance (and vesting) were weighted 50% based on Average Core ROE Rank compared to an industry index; and 50% based on cumulative Core EPS (an absolute goal).  For our relative goal, we use an industry index to represent an objective/external comparator with predefined criteria (exchange traded banks and thrifts between $2 billion and $12 billion in assets located in New England or Mid-Atlantic regions plus Ohio, excluding MHCs). The Core EPS goal represents a cumulative three year goal that is set at the start of the performance period and is approved by the Committee.  The Company focuses on Core EPS and Core ROE to reflect underlying operating trends in addition to GAAP measures which include non-recurring charges, particularly related to merger and acquisition activity.  The Committee considers satisfactory support for all non-core items recorded by management as part of its overall performance management review.  Non-core net income is reported as adjusted net income in the Company’s Report on Form 10-K.

The 2015 grants awarded in January are summarized below and reported in our “Grants of Plan Based Awards” table herein.

2015 Long-Term Awards Granted

	Time- Based Shares Value	Performance Shares Value	Total Value	% of Target	Total Shares
Michael P. Daly	$340,010	$340,010	$680,020	144%	27,310
Richard M. Marotta	$149,998	$150,023	$300,021	150%	12,049
Sean A. Gray	$124,998	$125,023	$250,021	133%	10,041
Josephine Iannelli	$112,498	$112,523	$225,021	138%	9,037
George F. Bacigalupo	$112,498	$112,523	$225,021	138%	9,037

2015 Special Equity Grant

During 2015 the Company restructured and expanded the executive team, including organizational changes to the Commercial Lending division.   Through this process, the Company recognized the importance of retaining the commercial leadership of Mr. Bacigalupo, Sr. Executive Vice President of Commercial Lending, based on his ability to facilitate retention of top talent and attract additional commercial talent, as well as to drive continued high performance.

In an effort to address the criticality of this position, the Committee approved a one-time equity grant with a goal to retain and motivate Mr. Bacigalupo to continue to facilitate the expansion and structural changes in the division (i.e. Firestone acquisition and integration) and keep the commercial team focused on the ultimate objective — driving performance and resulting shareholder value. This grant consists of 18,156 shares of restricted Company stock with 50% incremental annual vesting over a five year period and 50% cliff vesting at the end of the five year period.

2013 - 2015 Plan Performance and Vesting. The 2015 year concludes the performance grant made under the 2013 Long Term Incentive Plan which rewards performance results over the three year period, 2013 - 2015.  The table below shows the performance matrix approved by the Committee in 2013 and assessed at the end of 2015 to determine vesting for the 2013 performance shares.

2013 - 2015 Long Term Incentive Payouts

Below is a summary of the performance goals for the 2013 Performance Share Grant.

Long Term Incentive Plan

2013-2015 Performance and Payout

	Threshold	Target	Stretch	Result
Average Rank of CORE ROE 50%	35th Percentile	50th Percentile	65th Percentile	31st Percentile
CORE EPS 50%	$6.42 90% of EPS	$7.13 100% EPS	$7.84 110% EPS	$5.76
Payout	50%	100%	150%	0%

Based on performance for the prior three year period 2013 — 2015, the Company did not meet threshold performance for either metric, which resulted in no shares vesting for this award. This result reinforces the true pay-for-performance nature of our incentive compensation programs.  The Committee and Management recognize the goal to invest and reward future results that can vary in the short-term.  Our executives have a long-term perspective of pay and performance.

2013 Performance Share Vesting

Participants	Grant Date	Share Grant	Cliff Vesting – 3 year results
Daly	1/30/2013	7,463	0
Marotta	1/30/2013	3,628	0
Gray	1/30/2013	3,628	0

Standard practice — fractional shares rounded to next whole share

Benefits and Perquisites

Purpose, Philosophy and Process.  The Company provides select senior executives with perquisites and other senior executive benefits that the Committee believes are reasonable and consistent with its overall compensation philosophy. The Committee reviews the Company’s total benefits package on a regular basis to determine the competitiveness and appropriateness of providing executive benefits.

The Company maintains a supplemental retirement arrangement with Mr. Daly that provides a benefit designed to restore benefits capped by Internal Revenue Service limits on qualified plans. All Named Executive Officers are eligible for modest perquisites such as automobile allowance, financial planning and membership fees.  The Company also maintains a long term care insurance plan to supplement the Company’s disability and life insurance plans, and participation in the plan currently limited to four senior executive including Messrs. Daly, Gray and Marotta, and their spouses.

Potential Post Termination or Change in Control Benefits

An important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our Named Executive Officers with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. The Company has entered into an employment agreement with Mr. Daly and change in control agreements with the other Named Executive Officers.  The agreements are designed to ensure that the Named Executive Officers devote their full energy and attention to the best long term interests of the shareholders.

Beginning in 2009, the Company determined that it would no longer enter into an employment or change in control agreement that provides for a tax indemnification payment in the event that the payment under the agreement results in additional tax liability under Section 280G of the Internal Revenue Code (a “Tax Indemnification Payment”).  Consequently, the change in control agreements entered into for Mr. Marotta (in 2010), Mr. Bacigalupo (in 2013), and Ms. Iannelli (in 2014) do not provide for a Tax Indemnification Payment.  However, before the Company changed its policy with respect to Tax Indemnification Payments in 2009, the Company entered into an employment agreement with Mr. Daly and a change in control agreement with Mr. Gray, which provide for a potential Tax Indemnification Payment.

As stated above, the Company no longer enters into change in control agreements that provide for a tax indemnification payment if the payments under the agreement result in additional tax liability under Section 280G of the Internal Revenue Code.  For additional details, please see section titled “Potential Payments Upon Termination of Employment or a Change-In-Control” of this proxy statement.

Role of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee.  The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in senior executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for Berkshire’s Named Executive Officers.

The Committee has the responsibility for establishing, implementing and continually monitoring adherence with our Senior Executive Compensation Philosophy.  The Committee ensures that the total compensation paid to the senior executives is fair, reasonable and performance-based while aligning with shareholder interests.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website.  To fulfill its charter and responsibilities, the Committee met throughout the year, meeting 8 times in 2015, and also may take action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and the senior executives, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate, comprise the senior executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer and the Change in Control agreements with the senior executives.  The Committee and management consider the accounting and tax consequences of the compensation plans prior to making changes to the plans.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from the Sr. Executive Vice President of Human Resources and outside independent compensation and legal consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on the other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside legal and compensation advisors and consultants throughout the year as they relate to executive compensation.  The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Role of the Compensation Consultant. The Committee engages Meridian Compensation Partners, LLC (“Meridian” or “Consultant”) to serve as independent advisor to the Committee. During 2015, Meridian presented an annual education session to the Committee, conducted executive and board market analyses, assisted with the development of the peer group and the proxy, and responded to other ad hoc requests of the Committee.

The Consultant reported directly to the Committee and carried out its responsibilities to the Committee in coordination with the Company’s Human Resources Department, as requested by the Committee.  The Committee Chair has regular contact with the Consultant outside meetings as appropriate.  The Committee has reviewed Meridian services and determined that Meridian is independent with respect to SEC standards as well as Company policy.

Role of Management.  Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee.  Input may be sought from the Chief Executive Officer, President, Sr. Executive Vice President of Human

Resources, Sr. Executive Vice President - Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the other Named Executive Officers.  The Sr. Executive Vice President of Human Resources often assists the Committee on matters of design, administration and operation of the Company’s compensation programs.  The Sr. Executive Vice President of Human Resources may be requested, on the Committee’s behalf, to provide proposals or work with their independent compensation consultant to develop proposals for the Committee’s consideration.  The Sr. Executive Vice President of Human Resources reports to the Committee directly on such matters.  The Committee also receives updates from the Company’s Chief Risk Officer and Chief Financial Officer throughout the year as appropriate.

Although the senior executives may provide insight, suggestions or recommendations regarding senior executive compensation, they are not present during the Committee’s deliberations or vote.  Only Committee members vote on decisions regarding senior executive compensation.  The Committee regularly meets in executive session without management present.

Policies and Practices

Stock Practices and Policies

Effective January 2016, the Company updated its Stock Ownership Guidelines to include an ownership guideline for non Sr. Executives:

Stock Ownership and Holding Guidelines.  The Board of Directors believes that it is in the best interest of the Company and its shareholders to align the financial interests of Company’s senior executives, executives and directors with those of shareholders. The Company maintains Stock Ownership Guidelines for its Section 16 senior executives and directors and all other executives that requires the following minimum investment in Company common stock:

Directors:	Four times (4x) the annual cash retainer

Chief Executive Officer:	Four and a half times (4.5x) the annual base salary

President and COO:	Three and a half times (3.5x) the annual base salary

Senior Executives:	Two and a half times (2.5x) the annual base salary

Executives:	One and a half times (1.5x) the annual base salary

Shares that satisfy the Stock Ownership Guidelines include Company stock owned outright and restricted stock whether or not vested.  Stock options are not included in calculating ownership until they are converted into actual shares owned.

Newly hired senior executives, executives, directors and current employees of the Company that first become a senior executive, executive, or director are expected to satisfy the Stock Ownership Guidelines within five years, or such other term approved by the Committee, of the date such individual first becomes a senior executive, executive or director.  In order to expedite this, a minimum of 50% of shares (net of taxes) will be required to be held upon each vesting until ownership guidelines are met.

Senior executives, executives and directors that maintain sufficient stock holdings, but due to an increase in base salary, annual cash retainer, selling Company stock to cover tax withholding or for a reason approved by the Compensation Committee, no longer meet the Stock Ownership Guidelines, shall have eighteen months (18) to acquire additional Company stock and during this term such individuals will be deemed to satisfy the ownership guidelines.

Stock ownership for senior executives, executives and directors is reviewed annually as part of the annual senior executive performance evaluation process and as part of the Board review. Share holdings are evaluated based on the average stock price for the three year period prior to the Board’s review. These guidelines will allow for extenuating circumstances and discretion in the evaluation process and the Committee reserves the right to make exceptions as appropriate. The Committee shall be responsible for the periodic review of the policy. Any changes to the policy will require the approval of the Board of Directors.

The Committee monitors ownership annually.  Our Chief Executive Officer and other NEOs are compliant with the Company’s Stock Ownership Guidelines. Additionally, all but two of our newest directors meet the Company’s Stock Ownership Guidelines.

Clawback Policy.  As a condition to receiving incentive compensation from the Company and Berkshire Bank, each executive officer shall sign an agreement whereby the executive officer agrees to reimburse the Company or Berkshire Bank an amount up to the entire incentive award made to such executive officer on the basis of having met or exceeded specific targets for performance periods if (1) the Company or Berkshire Bank is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of Financial Misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE), or as may be required by applicable laws, regulations, NYSE listing standards or as further required under the Company’s policies, as adopted from time to time, or (2) the Company’s Board of Directors determines that the executive officer committed Personal Misconduct (as defined below). For purposes of this policy, (i) the term “incentive awards” means awards under the Company’s long term and short term incentive compensation plans, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; (ii) the term executive officer means the CEO and executives who are eligible to receive incentive awards; and (iii) the term Personal Misconduct means fraud, commission of a felony, material violation of any written agreement with or policies of the Company or Berkshire Bank, or any other material breach of fiduciary duty injurious to the Company or Berkshire Bank.

Tax Deductibility.  It is the Committee’s intention generally to design its compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code.  However, the Committee reserves the right in the exercise of its business judgment to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility under Section 162(m).

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Risk Assessment and Related Considerations

For 2015, a committee comprised of the President (and former Chief Risk Officer), Senior Executive Vice President and Chief Financial Officer and Senior Executive Vice President of Human Resources of Berkshire Bank, performed an annual risk assessment of the Company’s incentive compensation plans (the short-term and long-term incentive plans) for all employee levels within the Company.  The objective of the review was to determine if the incentive compensation plans, at all employee levels, encouraged behaviors that exposed the Company to unacceptable levels of risk in relation to its business model and strategic plan.  The review evaluated the balance of compensation elements between cash, performance shares, restricted stock grants, fixed versus variable compensation, and long-term versus short-term compensation.  The review considered the level of potential cash incentive compensation as compared to base salary, the focus of individual and corporate goals, as well as the weighting, and balance of goals, and internal controls in place to mitigate possible high risk taking.  Based upon the risk assessment, the Committee reviewed and concluded that the incentive compensation plans do not motivate improper risk taking, and are not reasonably likely to have a material adverse effect on the Company.

During 2015 the Committee reinforced our risk-based approach to total compensation in various ways, such as retaining the risk-based performance measure Asset Quality in our annual incentive plan and providing a risk adjustment feature that allows the Committee to reduce incentive awards in light of any risk features. An annual review of compensation plans is conducted to support sound risk management practices.  Additionally, management maintains a clawback policy, as approved by the Compensation Committee, under which the Company may recover payments of incentive compensation attributable to incorrectly reported earnings.

The Compensation Committee remains committed to continuing to review and improve compensation plans and ensure they represent sound risk management practices.

Berkshire Hills Bancorp, Inc.

John B. Davies, Chair
Cornelius D. Mahoney

Rodney Dimock

William J. Ryan

D. Jeffrey Templeton

Executive Compensation

Summary Compensation Table

The following table provides the total compensation earned or paid for the years ended December 31, 2015, 2014 and 2013, respectively, by the Named Executive Officers.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael P. Daly, Chief Executive Officer — Berkshire Bank	2015 2014 2013	667,692 627,885 575,000	— — —	680,019 472,500 360,015	— — —	600,000 455,000 —	257,902 213,924 555,376	82,513 90,440 77,349	2,288,126 1,859,749 1,567,740

Josephine Iannelli, Senior Executive Vice President and Chief Financial Officer — Berkshire Bank	2015 2014 2013	362,500 313,462 177,404	— — 85,000	225,021 100,000 160,024	— — —	235,000 160,000 56,250	— — —	42,638 33,993 —	865,159 607,455 478,678

Sean A. Gray, Chief Operating Officer — Berkshire Bank	2015 2014 2013	402,884 374,039 350,000	— — —	250,021 400,000 175,015	— — —	260,000 160,000 50,531	— — —	73,096 74,805 45,402	986,001 1,008,844 620,948

Richard M. Marotta, President — Berkshire Bank	2015 2014 2013	442,308 398,077 350,000	— — —	300,020 450,000 175,015	— — —	300,000 250,000 50,531	— — —	72,678 75,949 42,364	1,115,006 1,174,026 617,910

George F. Bacigalupo, Senior Executive Vice President, Commercial Banking — Berkshire Bank	2015 2014 2013	337,500 325,000 229,554	— — 80,000	725,038 — 220,032	— — —	200,000 150,000 56,250	— — —	44,874 41,851 18,072	1,307,412 516,851 603,908

(1)         The principal positions listed above represent the titles of each of the Named Executive Officers at Berkshire Bank, the wholly owned subsidiary of Berkshire Hills Bancorp, Inc. The principal position of each of the Named Executive Officers at Berkshire Hills Bancorp, Inc. is as follows: Mr. Daly is President and Chief Executive Officer, Ms. Iannelli is Senior Executive Vice President and Chief Financial Officer, Mr. Gray is Senior Executive Vice President, Mr. Marotta is Senior Executive Vice President, and Mr. Bacigalupo is Executive Vice President.

(2)         Represents the grant date fair value of the restricted stock computed in accordance with the stock based accounting rules under FASB ASC Topic 718. Since all awards vest after the year in which they are granted, none of the Named Executive Officers recognized any income from the awards in the year they were made. Amounts shown are the aggregate grant date fair value of restricted stock awards, with the grant date fair value based on the closing price of our common stock on the applicable grant date. For those restricted stock awards that are subject to performance conditions, the grant date fair values are based on the outcome of such conditions at target level. Total values for stock awards reported in this table may not match other tables due to rounding.  For each year shown in the above table, the amounts in the Stock Awards column are determined by multiplying the number of restricted stock awards granted on a particular date by the Company’s stock price on the same grant date, and a breakdown for each individual is as follows:

Number of Restricted Stock Awards Granted

Grant Date	Stock Price	Daly	Iannelli	Gray	Marotta	Bacigalupo
January 30, 2015	$24.90	27,310	9,037	10,041	12,049	9,037
October 1, 2015	$27.54	—	—	—	—	18,156
January 30, 2014	$25.00	18,900	—	16,000	18,000	—
October 1, 2014	$23.42	—	4,270	—	—	—
January 30, 2013	$24.12	14,926	—	7,256	7,256	2,903
April 1, 2013	$25.08	—	2,393	—	—	—
October 1, 2013	$25.28	—	3,956	—	—	5,934

(3)         Reflects change in pension value only.

(4)         Details of the amounts reported in the “All Other Compensation” column for 2015 are provided in the following table:

Name	401(k) Employer Contribution	Restricted Stock Dividends	Car Allowance	Gas Card	Financial Planning	Membership Dues	Long Term Care Premiums and Imputed Income on Split Dollar Life Insurance	Long- Term Disability	Total
M. Daly	18,550	16,479	5,549	811	15,000	1,032	13,957	11,135	82,513
J. Iannelli	18,550	1,159	12,462	—	5,000	2,554	—	2,913	42,638
S. Gray	18,550	8,014	12,462	—	—	4,727	26,742	2,601	73,096
R. Marotta	18,550	8,221	12,462	—	1,885	—	27,512	4,048	72,678
G. Bacigalupo	18,550	4,057	12,462	—	350	5,000	—	4,455	44,874

*                 Mr. Daly’s LTD represents $3,908 for long-term disability insurance, $5,439 for supplemental disability insurance, and $1,788 as a tax gross-up payment on these amounts.

Grants of Plan-Based Awards

The following table provides information concerning all awards granted to the Company’s Named Executive Officers in 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards(1) ($)
Michael P. Daly, Chief Executive Officer	1/30/2015	178,063	356,125	712,250
	1/30/2015				6,828	13,655	20,483		340,010
	1/30/2015							13,655	340,010

Josephine Iannelli, Senior Executive Vice President, Chief Financial Officer	1/30/2015	70,000	140,000	280,000
	1/30/2015				2,260	4,519	6,779		112,523
	1/30/2015							4,518	112,498

Sean A. Gray, Chief Operating Officer — Berkshire Bank	1/30/2015	77,500	155,000	310,000
	1/30/2015				2,511	5,021	7,532		125,023
	1/30/2015							5,020	124,998

Richard M. Marotta, President — Berkshire Bank	1/30/2015	85,000	170,000	340,000
	1/30/2015				3,013	6,025	9,038		150,023
	1/30/2015							6,024	149,998

George F. Bacigalupo, Senior Executive Vice President, Commercial Banking — Berkshire Bank	1/30/2015	65,000	130,000	260,000
	1/30/2015				2,260	4,519	6,779		112,523
	1/30/2015							4,518	112,498
	10/1/2015							18,156	500,016

(1)              Grant date fair value of estimated future payout under equity incentive plan award is based on performance at the target level.  Grant date fair value has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718.

Employment Agreement

The Company and the Bank entered into an employment agreement with Mr. Daly in 2008, with a term of three years. The three-year term extends daily unless the Board of Directors or Mr. Daly gives the other party written notice of non-renewal. The employment agreement provides for a base salary which is reviewed at least annually. Mr. Daly’s current base salary is $700,000.  In addition to the base salary, the employment agreement provides for, among other things, participation in stock and employee benefit plans and fringe benefits applicable to executive personnel. See “Potential Payments Upon Termination or Change in Control” for a discussion of the benefits and payments Mr. Daly may receive upon termination of his employment.

Change in Control Agreements

The Company and the Bank maintain change in control agreements with Ms. Iannelli and Messrs. Bacigalupo, Gray and Marotta.  Each change in control agreement has a term of three years and is renewable annually for an additional year at the sole discretion of the Boards of Directors of the Company and the Bank. See “Potential Payments Upon Termination or Change in Control” for a discussion of the benefits and payments Ms. Iannelli and Messrs. Bacigalupo, Gray and Marotta may receive upon termination of their employment.

Outstanding Equity Awards at December 31, 2015

The following table provides information concerning unexercised stock options and stock awards that have not vested for each Named Executive Officer as of December 31, 2015.

					Stock Awards
	Option Awards						Market
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Value of Shares or Units of Stock That Have Not Vested ($) (6)
Michael P. Daly	—	—	—	—	53,010	(1)	1,543,121
Josephine Iannelli	—	—	—	—	17,348	(2)	505,000
Sean A. Gray	—	—	—	—	26,877	(3)	782,389
Richard M. Marotta	—	—	—	—	30,218	(4)	879,646
George F. Bacigalupo	—	—	—	—	35,844	(5)	1,043,419

(1)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 10,189 shares vesting on January 30, 2016, 7,702 shares vesting on January 30, 2017, and 4,551 shares vesting on January 30, 2018.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 7,463 shares vesting on January 30, 2016, 9,450 shares vesting on January 30, 2017 and 13,655 shares vesting on January 30, 2018, assuming performance conditions are satisfied at the target level.

(2)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 2,218 shares vesting on January 30, 2016, 797 shares vesting on April 1, 2016, 2,217 shares vesting on January 30, 2017, and 1,506 shares vesting on January 30, 2018, and 3,956 time-based awards, which cliff vest on October 1, 2016.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 2,135 shares vesting on January 30, 2017 and 4,519 shares vesting on January 30, 2018, assuming performance conditions are satisfied at the target level.

(3)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 6,883 shares vesting on January 30, 2016, 5,672 shares vesting on January 30, 2017, and 1,673 shares vesting on January 30, 2018.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 3,628 shares vesting on January 30, 2016, 4,000 shares vesting on January 30, 2017 and 5,021 shares vesting on January 30, 2018, assuming performance conditions are satisfied at the target level.

(4)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock subject to time-based vesting become vested at the annual rate of 33.3% of the total original grant amount, with 7,883 shares vesting on January 30, 2016, 6,674 shares vesting on January 30, 2017, and 2,008 shares vesting on January 30, 2018.  The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 3,628 shares vesting on January 30, 2016,4,000 shares vesting on January 30, 2017 and 6,025 shares vesting on January 30, 2018, assuming performance conditions are satisfied at the target level.

(5)         This number represents restricted stock awards subject to time-based and performance-based vesting requirements.  The shares of restricted stock granted on October 1, 2011 vest evenly over a five-year period, with 540 shares vesting on October 1, 2016.  The shares of stock granted on January 30, 2013 vest over a four-year period, with 363 shares vesting on January 30, 2016 and 1,814 shares vesting on January 30, 2017.  The 5,934 shares of restricted stock granted on October 1, 2013 will cliff vest on October 1, 2016.  The shares of stock granted on January 30, 2015 vest evenly over a three-year period, with 1,506 shares to vest on each of January 30, 2016, 2017, and 2018.  The shares of stock granted on October 1, 2015 vest over a five-year period, with 1,816 shares to vest on each of October 1, 2016,2017, and 2018 1,815 shares vesting on October 1, 2019 and 10,893 shares vesting on October 1, 2020. The shares of performance-based restricted stock vest upon the achievement of performance goals, as measured over a three-year period, and the satisfaction of a three-year service requirement, with 4,519 shares vesting on January 30, 2018, assuming performance conditions are satisfied at the target level.

(6)         Computed using the fair market value of the shares based on the Company’s closing stock price of $29.11 on December 31, 2015.

Option Exercises and Stock Vesting

The following table provides information concerning stock option exercises and the vesting of stock awards for each Named Executive Officer, on an aggregate basis, during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael P. Daly	—	—	7,529	(1)	187,472
	—	—	2,838	(2)	74,469

Josephine Iannelli	—	—	1,510	(1)	40,017

Sean A. Gray	—	—	6,155	(1)	153,260
	—	—	1,419	(2)	37,235

Richard M. Marotta	—	—	6,859	(1)	170,789
	—	—	1,474	(2)	38,678

George F. Bacigalupo	—	—	1,814	(1)	50,245

(1)         Represents restricted stock awards subject to time-based vesting.

(2)         Represents restricted stock awards subject to performance-based vesting. The restricted stock awards subject to performance-based vesting are subject to adjustment upward (to a maximum of 150% of the target award) or downward (to zero) depending on the achievement of performance conditions, as discussed in more detail in our CD&A. The stock awards shown in this column represent performance based grants that vested at 50% of the original award.

Pension Benefits

The following table provides the present value of accumulated benefits payable to Mr. Daly and includes the number of years of service credited to him under the Supplemental Executive Retirement Plan:

Name	Plan Name	Number of Years Credit Service	Present Value of Accumulated Benefit ($)
Michael P. Daly	Berkshire Bank Supplemental Executive Retirement Plan	30	3,539,826	(1)

(1)         The present value of accumulated benefit assumes (i) normal retirement (age 62), (ii) the election of a lump sum payment, (iii) a 3.50% discount rate, and (iv) the 1994 Group Annuity Mortality Reserve Table for post-retirement mortality.

The Bank maintains a supplemental retirement arrangement with Mr. Daly to provide him with an annual retirement benefit following separation from service (other than for cause) on or after attaining age 62. The normal retirement benefit equals 46.6% of Mr. Daly’s average total salary and bonus paid during any three consecutive completed calendar years preceding termination of employment that produce the highest annual benefit. This amount may be paid annually, or, at Mr. Daly’s election, the present value of the annual payments may be paid in a lump sum format. If Mr. Daly separates from service on or after age 55 for reasons other than death, disability or following a change in control, he would receive an early retirement benefit based on the annual retirement benefit described above, reduced by 5% for each year by which his age at termination is less than age 62.

Potential Payments Upon Termination or Change-in-Control

The following tables show estimated payments that would be made to the Named Executive Officers upon specified events, assuming such events occurred on December 31, 2015, pursuant to each executive’s employment or change in control agreement, equity awards, and other benefit plans or arrangements under the various circumstances presented.  A narrative description of the material terms of the agreements is set forth immediately after the following tables.  The amounts shown do not include the executive’s account balance in the Bank’s tax-qualified retirement plan to which each executive has a non-forfeitable interest and the value of continued long-term care insurance, if applicable.  The amounts shown relating to unvested restricted stock awards are based on the fair market value of the Company’s common stock on December 31, 2015, which was $29.11.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from service with the Company.

The following table provides the estimated amount of compensation payable to Mr. Daly for each of the termination events listed below.

	Termination For Cause	Termination Without Cause or for Good Reason	Payments Due Upon Change in Control With Termination of Employment		Disability	Death

Salary and bonus	—	$3,900,000	$4,098,102		$—	$350,000
401(k) contribution	—	55,650	55,650		—	—
Medical, life and dental benefits	—	42,564	42,564		49,173	12,368
Other fringe benefits	—	80,838	142,452		—	—
Value of acceleration of unvested stock awards	—	1,543,121	1,543,121		1,543,121	1,543,121
SERP	—	—	5,365,982		5,365,982	5,365,982
280G Tax Gross-Up	—	—	3,290,495	(1)	—	—

(1)         As discussed in more detail in the Compensation Discussion & Analysis, the Company will not enter into employment and change in control agreements that include a gross-up for any taxes as a result of golden parachute payments under Section 280G of the Internal Revenue Code (“Code”), except for Mr. Daly’s employment agreement, among other agreements, which were executed before the Company adopted this position.  The estimated amount of the tax gross-up decreased from prior year largely as a result of the Section 280G of the Code value of the SERP.

The following table provides the estimated amount of compensation payable to Ms. Iannelli and Messrs.  Gray, Marotta and Bacigalupo upon their termination of employment in connection with a change in control.

	Ms. Iannelli		Mr. Gray(2)	Mr. Marotta(2)	Mr. Bacigalupo

Cash Severance	$1,905,000	(1)	$1,882,283	$2,087,782	$1,650,000	(1)
Medical, life and dental benefits	49,308		49,308	40,656	48,360
Value of acceleration of unvested stock awards	505,000		782,389	879,646	1,043,419
208G Tax Gross-Up	—		1,000,092	—	—
280G Cut-Back	—		—	(813,952)	—

(1)                                 Pursuant to the terms of Ms. Iannelli and Mr. Bacigalupo’s change in control agreements, the executive’s cash severance will be reduced to the limitation under Section 280G of the Internal Revenue Code (“Code”) only if this will result in the executive receiving a greater total payment measured on an after-tax basis.  The amount shown was not reduced to the limitation under Section 280G of the Code since Ms. Iannelli and Mr. Bacigalupo would receive a greater total payment after paying a twenty percent (20%) tax penalty under Sections 280G and 4999 of the Code, in the estimated amount of $352,487 and $320,627, respectively, and applicable federal and state income taxes as compared to the cash severance the executive would receive, as measured on an after-tax basis, if the amount was reduced to the limitation under Section 280G of the Code.

(2)                                 To supplement the Bank’s disability programs, the Bank implemented a long-term care insurance plan (“LTC Plan”) in 2015.  Messrs.  Gray and Marotta participate in the LTC Plan.  Messrs. Gray and Marotta will become vested upon the earliest of (i) the executive attaining age 62 with ten years of service; (ii) the executive attaining age 55 with twenty years of service; (iii) a change in control; (iv) or disability.  Once vested, an individual and his spouse are generally eligible for long-term care benefits during their lifetime, at no cost to the covered individual, and with the Bank paying the cost of such coverage.  The above table does not reflect the value of such continued coverage.

Payments Made Upon Termination for Cause. If Mr. Daly is terminated for cause (as defined under his employment agreement), he will receive his base salary, through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason. If the Company or the Bank chooses to terminate Mr. Daly’s employment for reasons other than for cause, or if he resigns from the Company or the Bank under specified circumstances that would constitute constructive termination, Mr. Daly (or, upon his death, his beneficiary) would be entitled to receive an amount equal to the remaining base salary and incentive compensation payments, including amounts related to stock-based compensation, due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of the Company and the Bank during the remaining term of the employment agreement. The Company and the Bank would also continue and/or pay for life, medical, health, dental and disability coverage for Mr. Daly and his covered dependents until the earliest of his death, employment with another employer or the end of the remaining term of the employment agreement, with Mr. Daly responsible for the employee share of premiums. Upon termination of Mr. Daly’s employment under these circumstances, Mr. Daly must adhere to a one-year non-competition, as well as a non-disclosure restriction.

Payments Made Upon Disability. If Mr. Daly becomes disabled and begins to receive benefits under the long-term disability insurance policy maintained by the Bank, Mr. Daly will also receive continued medical and life insurance coverage for two years following his termination of employment. Commencing in 2008, Berkshire Bank assisted Mr. Daly in purchasing a supplemental disability policy owned by Mr. Daly. In the event of his disability, Mr. Daly will receive compensation under the long-term disability policy maintained by the Bank and the supplemental policy owned by Mr. Daly.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly separates from service due to disability, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to disability, outstanding stock options granted pursuant to our equity incentive plans automatically vest and remain exercisable until the earlier of one year from the date of termination due to disability or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon termination due to disability.

Payments Made Upon Death. Under his employment agreement, in the event of Mr. Daly’s death, his estate is entitled to receive his base salary for an additional six months. Additionally, his dependents’ medical coverage will be paid for six months.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly dies while employed by the Bank, his estate will receive the normal retirement benefit, regardless of his age at the time of death. Mr. Daly has elected to receive his normal or early retirement benefit in the form of an actuarially equivalent lump sum payment. The agreement provides that benefit payments will commence not later than 60 days following Mr. Daly’s separation from service.

Upon termination due to death, outstanding stock options granted pursuant to our equity plans automatically vest and remain exercisable until the earlier of one year from the date of death or the expiration date of the stock options. Restricted stock awards granted to these officers under the plan also vest in full upon death.

Payments Made Upon a Change in Control. Under Mr. Daly’s employment agreement, if voluntary termination (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of the Company or the Bank, Mr. Daly (or, upon his death, his beneficiary) would be entitled to a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement; or (2) three times the average of his annual compensation (as described in the agreement) for the five preceding taxable years. In addition, for a period of 36 months following a change in control, Mr. Daly (and his dependents (if any)) would be entitled to continued life, non-taxable medical and disability coverage substantially identical to the coverage received before the change in control. Mr. Daly’s change in control benefits also include the use of any club membership or automobile or other perquisite that was in place at the time of the change in control through the remaining term of the agreement and will be entitled to purchase the perquisite at the end of the term. Mr. Daly’s employment agreement also provides that upon his termination of employment following a change in control, Mr. Daly will be entitled to the employer contributions he would have received under the 401(k) plan had he continued his employment for the remaining term of his agreement. Mr. Daly would also be entitled to receive a tax indemnification payment from the Company if payments under the employment agreement trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed a “base” amount that is three times the executive’s average taxable income over the five years preceding the change in control (“280G Limit”). The excise tax equals 20% of the amount of the payment in excess of the executive’s base amount.

Under his supplemental retirement arrangement with the Bank, if Mr. Daly separates from service following a change in control, he will receive the normal retirement benefit, regardless of his age at the time of separation from service. Upon termination in connection with a change in control, Mr. Daly will receive the payment in a lump sum benefit. The agreement provides that benefit payments will commence not later than ten days following the change in control; provided, however, that if Mr. Daly is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), the benefit will not commence until six months after his separation from service.

Ms. Iannelli and Messrs.  Gray, Marotta and Bacigalupo have entered into change in control agreements with the Company and the Bank. The change in control agreements entered into with Messrs. Gray and Marotta provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. Mr. Gray would also be entitled to receive a tax indemnification payment if payments under the change in control agreement trigger liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments.” Mr. Marotta’s severance payments would be reduced by the minimum amount necessary to avoid triggering liability under Section 280G of the Internal Revenue Code.  In addition, each executive must comply with a one-year non-competition and non-disclosure provision following their receipt of severance payments under the agreements.

The change in control agreements entered into with Ms. Iannelli and Mr. Bacigalupo provide that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements) in connection with or following a change in control of the Company or the Bank, the executive would be entitled to a cash severance payment and continued health benefits. If the executive’s employment is terminated following a change in control, the executive would be entitled to a cash severance payment equal to three times base salary and cash incentive, plus the annual cash incentive pro-rated through the date of termination, and life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained for the executive prior to termination of employment for 36 months following termination of employment, with the executive paying his or her share of the premiums. Severance payments will be reduced to avoid liability under Section 280G of the Internal Revenue Code for the excise tax applicable to “excess parachute payments” only if such reduction will result in the executive receiving a greater total payment as measured on an after-tax basis.

In the event of a change in control of the Company or the Bank, outstanding stock options and restricted stock awards granted pursuant to our equity plans automatically vest. The value of the accelerated options and restricted stock grants counts towards each executive’s 280G Limit.

To supplement the Bank’s disability programs, the Bank implemented a long-term care insurance plan (“LTC Plan”) in 2015.  Messrs.  Daly, Gray and Marotta and their spouses participate in the LTC Plan.  Mr. Daly and his spouse are fully vested in the LTC Plan, and Messrs. Gray and Marotta will become vested upon the earliest of (i) the executive attaining age 62 with ten years of service; (ii) the executive attaining age 55 with twenty years of service; (iii) a change in control; (iv) or disability.  Once vested, an executive and his spouse are generally eligible for long-term care benefits during their lifetime, at no cost to the covered individual, and with the Bank paying the cost of such coverage.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2015.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by the Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore generally prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers and directors of the Bank at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. For the 2015 fiscal year, the Company was not engaged in any transactions with related persons of a type or in such amount that was required to be disclosed pursuant to applicable Securities and Exchange Commission rules and regulations.

Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds $500,000 and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s General Counsel. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

Procedures Governing Related Persons Transactions

We maintain Procedures Governing Related Person Transactions, which are a written set of procedures for the review and approval of transactions involving related persons. Under these procedures, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the procedures consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•                  the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•                  the Company is, will, or may be expected to be a participant; and

•                  any related person has or will have a direct or indirect material interest.

The procedures exclude certain transactions, including:

•                  any compensation paid to an executive officer of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission or the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•                  any compensation paid to a director of the Company if such compensation is disclosed according to the proxy rules of the Securities and Exchange Commission;

•                  any transaction with a related person involving the extension of credit provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties. However, loans on nonaccrual status or that are past due, restructured or potential problem loans are not considered excluded transactions;

•                  any transaction with a related person in which the amounts due from the related person are for purchases of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;

•                  any transaction with a related person in which the rates or charges involved are determined by competitive bids;

•                  any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;

•                  any transaction with a related person involving the rendering of services as a common or contract carrier or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•                  any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities and all holders of that class of equity services received the same benefit on a pro rata basis.

Related person transactions will be reviewed by the Audit Committee. In connection with its review, the Audit Committee will consider all relevant factors, including:

•                  whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•                  the size of the transaction and the amount of consideration payable to the related person;

•                  the nature of the interest of the related person;

•                  whether the transaction may involve a conflict of interest as defined in the Company’s Code of Business Conduct; and

•                  whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

For each periodic review of related persons transactions, the Audit Committee will determine if the transactions were fair, reasonable, and within Company policy and will recommend to the disinterested members of the Board of Directors that they should be ratified and approved or make such other recommendation to the Board of Directors as the Audit Committee deems appropriate. If any transaction recommended for ratification and approval by the Audit Committee is not ratified and approved by the Board of Directors, the Secretary of the Audit Committee will provide a report to the Audit Committee setting forth information about the Board’s actions.

Submission of Business Proposals and Shareholder Nominations

The Company must receive proposals that shareholders seek to include in the proxy statement for the Company’s 2017 annual meeting no later than November 29, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from May 5, 2017, a shareholder proposal must be received by a reasonable time before the Company begins distribute its proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to shareholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained through the Investor Relations tab of our website at www.berkshirebank.com.

Shareholder Communications

The Company encourages shareholder communications to the Board of Directors and/or individual directors. All communications from shareholders and other interested parties should be addressed to Berkshire Hills Bancorp, Inc., 24 North Street, P.O. Box 1308, Pittsfield, Massachusetts 01202. Communications to the Board of Directors should be in the care of Wm. Gordon Prescott, Corporate Secretary. Communications to individual directors should be sent to such directors at the Company’s address. Shareholders who wish to communicate with a committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to William J. Ryan, the Chairman of the Board of Directors of the Company. The Corporate Governance/Nominating Committee determines, in its discretion, whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending notice of the annual meeting to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Shareholders is also available at www.proxyvote.com and also through the Investor Relations tab of our website at www.berkshirebank.com. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

You and others who share your address may receive only one notice of the annual meeting at your address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

Whether or not you plan to attend the annual meeting, please vote through the Internet, by telephone, or by requesting a paper proxy card.

Other Matters

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BERKSHIRE HILLS BANCORP, INC. C/O BROADRIDGE PO BOX 1342 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. BRENTWOOD, NY 11717 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 John B. Davies 02 Rodney C. Dimock 03 Laurie Norton Moffatt 04 J. Williar Dunlaevy 05 Patrick J. Sheehan The Board of Directors recommends you vote FOR proposals 2 and 3. 2To consider a non-binding proposal to give advisory approval of our executive compensation as described in the proxy statement. 3To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For 0 0 Against 0 0 Abstain 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000271855_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Summary Annual Report is/are available at www.proxyvote.com BERKSHIRE HILLS BANCORP, INC. Annual Meeting of Shareholders May 5, 2016 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints the official proxy committee of Berkshire Hills Bancorp, Inc. (the "Company"), consisting of Robert M. Curley, Richard J Murphy, Barton D. Raser and D. Jeffrey Templeton or any of them, with full powers of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held at The Crowne Plaza Hotel, located at One West Street, Pittsfield, Massachusetts at 10:00 a.m., local time, on Thursday, May 5, 2016 and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows: This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn this meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. The undersigned acknowledges receipt from Berkshire Hills Bancorp, Inc. prior to the execution of this proxy of a Notice of the Annual Meeting, annual report including audited financial statements and a proxy statement dated March 24, 2016. Continued and to be signed on reverse side 0000271855_2 R1.0.1.25